Exhibit 2.5

PURCHASE AGREEMENT
between
BOISE PAPER HOLDINGS, L.L.C.
and
PREGIS CORPORATION
Dated: October 2, 2011

i

4.5. Litigation	33
4.6. Financial Capacity	33
4.7. No Brokers	33
4.8. Investment Intent	33
4.9. Investigation	33
4.10. No Inducement or Reliance; Independent Assessment	34
ARTICLE V Covenants	34
5.1. Conduct of the Companies	34
5.2. Access to Information Prior to the Closing	36
5.3. Regulatory Filings; Efforts	36
5.4. Certain Tax Matters	38
5.5. Employee Matters	42
5.6. Indemnification of Directors and Officers	44
5.7. Use of Name	44
5.8. Preservation of Books and Records	45
5.9. Proprietary Information	45
5.10. Non-Competition	46
5.11. Non-Solicitation	47
5.12. Litigation Support	47
5.13. Transition	47
5.14. Confidentiality	48
5.15. Public Announcements	48
5.16. Exclusivity	48
5.17. Commercially Reasonable Efforts	48
5.18. Assignment of Liability	49
ARTICLE VI Conditions to Closing	49
6.1. Conditions to All Parties' Obligations	49
6.2. Conditions to Pregis' Obligations	49
6.3. Conditions to Buyer's Obligations	50
ARTICLE VII Deliveries by Pregis at Closing	51
7.1. Officer's Certificate	51
7.2. Share Certificates	51
7.3. Acquired Assets	51
7.4. Resignations of Directors and Officers	51
7.5. Transition Services Agreement	51
7.6. Share Transfer Agreements	51
7.7. Certificates of Organization	51
7.8. Certificates of Good Standing	51
7.9. Secretary's Certificate	52
7.10. Indebtedness Payoff Letters	52
ARTICLE VIII Deliveries by Buyer at Closing	52
8.1. Officer's Certificate	52
8.2. Closing Consideration Amount	52
8.3. Assumed Liabilities	52
8.4. Share Transfer Agreements	52
8.5. Secretary's Certificate	52

ii

ARTICLE IX Indemnification; Survival	53
9.1. Expiration of Representations and Warranties	53
9.2. Indemnification	53
ARTICLE X Termination	58
10.1. Termination	58
10.2. Procedure and Effect of Termination	58
ARTICLE XI Miscellaneous	59
11.1. Expenses	59
11.2. Notices	59
11.3. Governing Law	60
11.4. Entire Agreement	60
11.5. Severability	60
11.6. Amendment	61
11.7. Effect of Waiver or Consent	61
11.8. Parties in Interest; Limitation on Rights of Others	61
11.9. Assignability	61
11.10. Disclosure Schedules	61
11.11. Jurisdiction; Court Proceedings; Waiver of Jury Trial	62
11.12. No Other Duties	62
11.13. Reliance on Counsel and Other Advisors	62
11.14. Remedies	63
11.15. Specific Performance	63
11.16. Prevailing Party	63
11.17. Counterparts	63
11.18. Further Assurance	63

Attachment I - Calculation of Net Working Capital
Exhibit A - Form of Reliance Letter
Exhibit B - Form of Transition Services Agreement

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of October 2, 2011, between Boise Paper Holdings, L.L.C., a Delaware limited liability company (“Buyer”), and Pregis Corporation, a Delaware corporation, (“Pregis”).

RECITALS

WHEREAS, Buyer desires to purchase from Pregis, and Pregis desires to sell and cause the Hexacomb Sellers (as defined below) to sell, to Buyer, all of Pregis' and the Hexacomb Sellers' right, title and interest in and to all of the outstanding shares of Common Stock (as defined below) of the Companies (as defined below) upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Buyer desires to purchase from Pregis Mexico (as defined below), and Pregis desires to cause Pregis Mexico to sell, to Buyer, all of Pregis Mexico's right, title and interest in and to all of the Acquired Assets (as defined below) upon the terms and subject to the conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 2.4(d).

“Acquired Assets” has the meaning set forth in Section 2.2(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The Companies shall be deemed for purposes of this Agreement Affiliates of Pregis prior to the Closing and of Buyer from and after the Closing.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group (including any affiliated group within the meaning of Section 1504(a) of the Code) under U.S. federal, state, local or non-U.S. law.

“Agreement” means this Purchase Agreement, as it may be amended from time to time.

“Alternative Arrangements” has the meaning set forth in Section 9.2(k).

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions.

“Assumed Liabilities” has the meaning set forth in Section 2.2(d).

“Base Net Working Capital” has the meaning set forth in Section 2.3(c).

“Books and Records” has the meaning set forth in Section 5.8(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Material Adverse Effect” means (A) any effect or change, alone or in the aggregate with other effects or changes, that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Companies and the Mexico Business, taken as a whole or (B) any event that prevents or materially delays, or would be reasonably expected to materially delay, consummation by Pregis of the Contemplated Transactions; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Business Material Adverse Effect except to the extent of any material disproportionate effect on the Companies and the Mexico Business, taken as a whole: (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) natural disasters, any act of war, armed hostilities or terrorism, (iii) any change or development in the industry in which the Companies and Pregis Mexico operate, (iv) any change in Law or GAAP or the interpretation or enforcement of either, (v) the negotiation, execution, delivery, performance, consummation or public announcement of this Agreement, and any adverse change in customer, distributor, employee, supplier, financing source or similar relationship resulting therefrom, or (vi) any failure of the Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being agreed that the facts and circumstance giving rise to such failure that are not otherwise excluding from the definition of Business Material Adverse Effect may be taken into account in determining whether a Business Material Adverse Effect has occurred).

“Business Records” means all data and records of the Companies and Pregis Mexico on whatever media and wherever located.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.5(c).

“Buyer Cap” has the meaning set forth in Section 9.2(b)(i).

“Buyer Confidentiality Agreement” has the meaning set forth in Section 5.14.

“Buyer Deductible” has the meaning set forth in Section 9.2(b)(i).

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to Pregis in connection with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(c).

“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and fulfill its obligations hereunder or (ii) any fact, event or circumstance that would be reasonably expected to materially delay the consummation of the transactions contemplated hereby.

“Buyer Mini-Basket” has the meaning set forth in Section 9.2(b).

“CERCLA” has the meaning set forth in Section 9.2(h).

“Cash” means the aggregate amount of cash and cash equivalents, in each case determined in accordance with GAAP, of the Companies as of the close of business on the day immediately preceding the Closing Date.

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Cash” has the meaning set forth in Section 2.4(a).

“Closing Date Indebtedness” has the meaning set forth in Section 2.4(a).

“Closing Date Net Working Capital” means an amount equal to (a) the sum of the total current assets of the Companies and the Mexico Business (excluding Income Tax assets, Cash and Excluded Assets) on a consolidated basis as of 11:59 P.M. on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities of the Companies and the Mexico Business (excluding Income Tax liabilities, Indebtedness and Excluded Liabilities) on a consolidated basis as of 11:59 P.M. on the date immediately prior to the Closing Date, each as calculated in accordance with GAAP applied on a basis consistent with the Financial Statements, and in a manner consistent with Attachment I.

“Closing Date Statement” has the meaning given to it in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means commercially-available Software licensed pursuant to a standard license agreement and used internally (and not licensed or sublicensed to third parties) by the Companies or Pregis Mexico in connection with the business of the Companies and the Mexico Business as currently conducted.

“Common Stock” means, collectively, all of the common stock of Hexacomb Corporation, an Illinois corporation, Hexacomb BV, a company organized under the laws of the Netherlands, Hexacomb Europe BV, a company organized under the laws of the Netherlands, Pregis Canada Corp., a Canadian corporation, Besin France SA, a company organized under the laws of France, and Pregis Hexacomb S.A., a company organized under the laws of Spain.

“Companies” means collectively, Hexacomb Corporation, an Illinois corporation, Hexacomb BV, a company organized under the laws of the Netherlands, Hexacomb Europe BV, a company organized under the laws of the Netherlands, Pregis Canada Corp., a Canadian corporation, Besin France SA, a company organized under the laws of France, Pregis Hexacomb S.A., a company organized under the laws of Spain, Besin Amboise SA, a company organized under the laws of France, RLG IMMO s.c.a., a company organized under the laws of France, and RODA, a company organized under the laws of France, including in each case any successors. Each of the foregoing is individually referred to herein as a “Company”.

“Companies' Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Companies or Pregis Mexico in the preparation of the Financial Statements.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Employment Contracts” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means all Intellectual Property owned by the Companies or Pregis Mexico or used in connection with the business of the Companies and the Mexico Business as currently conducted.

“Company IP Agreements” means all Contracts to which a Company or Pregis Mexico is a party relating to the license, sublicense, creation, development, disclosure, or transfer of Intellectual Property, other than (a) shrink-wrap or click-through licenses of Commercial Software, (b) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business, and (c) confidentiality or non-disclosure agreements entered into in the ordinary course of business.

“Competitive Business” means the business of manufacturing paper honeycomb protective packaging products in North America and Europe as conducted by the Companies and Pregis Mexico, as of the date hereof.

“Confidential Information” means any confidential proprietary information of any of the Companies and Pregis Mexico concerning the business operations of any of the Companies or the Mexico Business that is not generally available to the public (whether as of the date hereof or as of any date hereafter).

“Confidentiality Agreement” means the Confidentiality Agreement between Pregis and Boise Inc. dated June 16, 2011.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any written agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Pregis to Buyer in connection with the execution and delivery of this Agreement.

“DOJ” has the meaning set forth in Section 5.3(b).

“D&O Indemnified Parties” has the meaning set forth in Section 5.6(a).

“Employee Benefit Plans” has the meaning set forth in Section 3.17(a).

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3.17(h).

“End Date” has the meaning set forth in Section 10.1(c).

“Environmental Laws” means all applicable federal, state or local Laws or common law governing Environmental Matters, in each case as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to (i) pollution, (ii) protection of the environment, or (iii) occupational health and safety as it relates to the use, generation, transport, treatment, storage, or disposal of any Hazardous Substance.

“Environmental Permits” has the meaning set forth in Section 3.13(b).

“Equity Securities” of any Person means any and all shares of capital stock, warrants or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“Estimated Closing Consideration Amount” has the meaning set forth in Section 2.3(c).

“Estimated Closing Date Cash” has the meaning set forth in Section 2.3(b).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(b).

“Excluded Assets” has the meaning set forth in Section 2.2(c).

“Excluded Liabilities” has the meaning set forth in Section 2.2(e).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FTC” has the meaning set forth in Section 5.3(b).

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization of Each Company; Title), Section 3.22 (No Brokers), Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), and Section 4.7 (No Brokers).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Group Tax” means any U.S. federal, state or local, or non-U.S. Tax computed or imposed on an Affiliated Group basis for an Affiliated Group that includes (i) any Company together with (ii) Pregis or any Subsidiary of Pregis that is not a Company, including any interest, penalty, or addition thereto, whether disputed or not.

“Group Tax Return” means any Tax Return relating to Group Taxes.

“Hazardous Substance” means any material, substance or waste defined as “hazardous”, “dangerous”, “harmful” or “toxic” under any Environmental Law.

“Hexacomb Sellers” means Pregis Netherlands Holding BV, a company organized under the laws of the Netherlands, Pregis NV, a company organized under the laws of Belgium, Pregis France Holding, a company organized under the laws of France, and Pregis GmbH, a company organized under the laws of Germany.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means all federal, state, local and foreign Taxes that are based on or measured by net income.

“Indebtedness” means all obligations and indebtedness of the Companies or, to the extent related to the Mexico Business, Pregis Mexico, for borrowed money; provided, that Indebtedness shall not include (a) accounts payable to trade creditors, accrued expenses to the extent included in the Closing Date Net Working Capital and deferred revenues arising in the ordinary course of business, (b) the endorsement of negotiable instruments for collection in the ordinary course of business, (c) any outstanding but undrawn letters of credit, and (d) Indebtedness owing from any Company to any other Company.

“Indemnitee” means either a Buyer Indemnitee or a Seller Indemnitee, as the case may be.

“Indemnitor” means Buyer or Pregis, as the case may be.

“Intellectual Property” means all United States and non-United States: (a) patents, (b) copyrights, including copyrights in Software, (c) trademarks, service marks, trade dress, trade names, brand names, domain names and other identifiers of source or goodwill, together with all goodwill associated therewith, (d) trade secrets, know-how and other confidential and proprietary technology, and (e) all registrations and applications for registration of any of the foregoing.

“IRS” has the meaning set forth in Section 3.17(e).

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities (after reasonable inquiry of his direct internal reports): Robert Tracy.

“Knowledge of the Companies” means the actual knowledge of any of the following personnel of the Companies or Pregis within the scope of their employment responsibilities (after reasonable inquiry): Jeff Keller, Scott Daniel, Mike Hyland and Charles Wascher.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“Lien” means any lien, security interest, pledge or other similar encumbrance.

“Litigation” has the meaning set forth in Section 3.14.

“Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, provided, that (i) Losses shall not include consequential damages, special damages, or punitive damages, and (ii) for purposes of computing Losses incurred by an Indemnitee, such Losses shall be net of any insurance proceeds, indemnification payments, contribution payments or reimbursements, and any Tax benefits, received by such Indemnitee or any of such Indemnitee's Affiliates in connection with such Losses or the circumstances giving rise thereto.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Mexico Business” means the business of manufacturing paper honeycomb protective packaging products as conducted by Pregis Mexico, as of the date hereof.

“Mexico Employees” has the meaning set forth in Section 5.5(f).

“Mexico Leased Real Property” has the meaning set forth in Section 2.2(b)(i).

“Non-Compete Period” has the meaning set forth in Section 5.10(a).

“Objection Disputes” has the meaning set forth in Section 2.4(c).

“Order or Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 3.9(b).

“Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed, or Liens in respect of Taxes not yet due and payable, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) limitations on the rights of Pregis under any Material Contract that are expressly set forth in such contract, and (v) any licenses or grants to use any Company Intellectual Property.

“Person or Persons” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” or “Plans” has the meaning set forth in Section 3.17(a).

“Post Closing Returns” has the meaning set forth in Section 5.4(b).

“Pre-Closing Date Share” means (a) with respect to any Income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Taxes” means (a) all Taxes relating to the Mexico Business with respect to taxable periods ending on or before the Closing Date and (b) the Pre-Closing Date Share of all Taxes relating to the Mexico Business with respect to Straddle Periods; provided that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions occurring or deemed to occur after the Closing.

“Pregis” has the meaning set forth in the Preamble.

“Pregis Group” means Pregis and its Subsidiaries from time to time (other than the Companies).

“Pregis Mexico” means Pregis Mexico S. de R.L. de C.V., a company organized under the laws of Mexico.

“Proceedings” has the meaning set forth in Section 3.13(c).

“Prohibited Marks” has the meaning set forth in Section 5.7.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975 for which there is not an applicable exemption.

“Purchase Price Adjustment” means the adjustment to the Closing Consideration Amount made in accordance with Section 2.4.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Real Property Leases” has the meaning set forth in Section 3.9(a).

“Restraints” has the meaning set forth in Section 6.1(a).

“Section 338 Election” has the meaning set forth in Section 5.4(h).

“Seller Cap” has the meaning set forth in Section 9.2(d)(i).

“Seller Deductible” has the meaning set forth in Section 9.2(d)(i).

“Seller Indemnitees” has the meaning set forth in Section 9.2(a).

“Sellers' Refund” has the meaning set forth in Section 5.4(c).

“Survival Period” has the meaning set forth in Section 9.1.

“Seller Mini-Basket” has the meaning set forth in Section 9.2(d).

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary or Subsidiaries” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, escheat, use, real and personal property, withholding, excise production, value added, occupancy taxes, registration, license, premium, alternative or add-on minimum, social security, and any other taxes, together with all interest, penalties or additions to tax attributable to such taxes and any liability for Taxes of another Person, under Treas. Reg. §1.1502-6 or analogous state, local or foreign Law, or by Contract, whether disputed or not.

“Tax Benefit” shall mean any net reduction in Taxes payable to a Governmental Authority or any increase in any Tax refund receivable from a Governmental Authority (including any related interest). To the extent that under applicable income Tax Law an Indemnified Party is required to treat an indemnification payment as income, the amount of the Tax Benefit shall be reduced to account for any adverse Tax consequences realized by the Indemnified Party as a result of the receipt of the indemnity payment.

“Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Return” means any report, return or statement required to be supplied to a Taxing Authority in connection with any Taxes and any amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 9.2(f)(i).

“Transfer Taxes” means all transfer, documentary, recording, stock, gains, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with any of the Contemplated Transactions (including any transfer or similar Tax imposed by any Governmental Authority).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“WARN” has the meaning set forth in Section 5.5(e).

1.2.    Rules of Construction. Unless the context otherwise requires:

(a)    A capitalized term has the meaning assigned to it;

(b)    An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)    References to Articles and Sections and Exhibits shall refer to articles and sections and exhibits of this Agreement, unless otherwise specified;

(e)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)    All monetary figures shall be in United States dollars unless otherwise specified; and

(h)    References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II
Purchase and Sale

2.1.    Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the second Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date and time as Buyer and Pregis may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2.    Purchase and Sale.

(a)    Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Pregis, and Pregis shall sell and shall cause the Hexacomb Sellers to sell, transfer and assign to Buyer, all of the Common Stock.

(b)    Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Pregis Mexico, and Pregis shall cause Pregis Mexico to sell, transfer and assign to Buyer, all of Pregis Mexico's right, title and interest in and to all of the assets, rights, properties, claims, contracts and business of Pregis Mexico as of the Closing Date, in each case to the extent used or held for use primarily in the conduct of the Mexico Business (such assets, right, properties, claims, contracts and business of Pregis Mexico, the “Acquired Assets”), including:

(i)    The leasehold interests in real property described on Schedule 2.2(b) (the “Mexico Leased Real Property”);

(ii)    All equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property and all warranties and guarantees, if any, express or implied, existing for the benefit of Pregis Mexico in connection with such equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property to the extent transferable;

(iii)    All inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory;

(iv)    All Contracts to which Pregis Mexico is a party, including the Contracts set forth on Schedule 2.2(b);

(v)    All Software and Commercial Software set forth on Schedule 2.2(b); provided, however, that Pregis shall be solely responsible for all payments to third parties required to effect the transfer of such Software;

(vi)    All Intellectual Property forth on Schedule 2.2(b);

(vii)    All licenses, permits, authorizations or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Mexico Leased Real Property or the operations of the Mexico Business, to the extent that such licenses, permits, authorizations or franchises are transferable;

(viii)    All accounts receivable and other receivables in existence at the Closing Date (whether or not billed);

(ix)    All Books and Records of Pregis Mexico; and

(x)    All goodwill of the Mexico Business.

(c)    It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Pregis Mexico's right, title or interest in or to any of the following (the “Excluded Assets”):

(i)    Any assets (including all rights, properties, claims, contracts, business, real property, leasehold interests in real property, equipment, machinery, vehicles, tools and other tangible personal property) other than those primarily used or held for use by Pregis Mexico in the conduct of the Mexico Business;

(ii)    The assets, properties or rights set forth on Schedule 2.2(c);

(iii)    All cash and cash equivalents;

(iv)    The Contracts set forth on Schedule 2.2(c);

(v)    All insurance policies and all rights of Pregis Mexico to insurance claims, related refunds and proceeds thereunder, subject to Section 5.6;

(vi)    All data and records to the extent relating to Tax liabilities, potential Tax liabilities, or refunds of Taxes with respect to taxable periods or portions thereof,

beginning on or before the Closing Date, of Pregis Mexico, including all Tax Returns and supporting schedules, and work papers relating to Tax Returns;

(vii)    All refunds, rebates, prepayments, abatements or credits of Taxes of Pregis Mexico and of any Pre-Closing Taxes; and

(viii)    All actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 2.2(c).

(d)    Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due all liabilities and obligations (other than Excluded Liabilities) of Pregis Mexico, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due, in each case to the extent primarily arising out of or primarily relating to the Acquired Assets or the conduct of the Mexico Business before, on or after the Closing Date (collectively, the “Assumed Liabilities”):

(e)    It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):

(i)    All obligations and liabilities retained by, or which are otherwise the responsibility of, Pregis or Pregis Mexico pursuant to this Agreement;

(ii)    All liabilities and obligations of Pregis Mexico for any costs and expenses incurred in connection with this Agreement or the consummation of the Contemplated Transactions;

(iii)    Any obligations of Pregis Mexico for Indebtedness;

(iv)    All obligations and liabilities for any Pre-Closing Taxes; and

(v)    All obligations and liabilities arising out of or relating to the Excluded Assets.

2.3.    Payments at the Closing.

(a)    In consideration for the Common Stock and the Acquired Assets, Buyer shall assume the Assumed Liabilities and shall pay one hundred twenty-five million Dollars ($125,000,000) plus Estimated Closing Date Cash less Estimated Closing Date Indebtedness (as may be adjusted pursuant to this Section 2.3 and Section 2.4, the “Closing Consideration Amount”).

(b)    Not fewer than three (3) Business Days prior to the Closing, Pregis shall deliver to Buyer a statement (the “Closing Date Statement”) of its good faith estimate of Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), Cash (the “Estimated Closing Date Cash”) and Indebtedness as of the Closing Date (the “Estimated

Closing Date Indebtedness”), together with such schedules and data reasonably necessary to support the Closing Date Statement. The calculation set forth on the Closing Date Statement and the Purchase Price Adjustment Statement (defined below) shall be in accordance with GAAP applied on a basis consistent with the Financial Statements.

(c)    If the Estimated Closing Date Net Working Capital is greater than seven million seven hundred thousand dollars ($7,700,000) (the “Base Net Working Capital”), then the Closing Consideration Amount shall be increased by the amount of such excess. If Estimated Closing Date Net Working Capital is less than Base Net Working Capital, then the Closing Consideration Amount shall be decreased by such shortfall. The Closing Consideration Amount, as so adjusted, is referred to as the “Estimated Closing Consideration Amount.”

(d)    At the Closing, Buyer shall pay to Pregis, or as Pregis directs, in consideration for all shares of the Common Stock and the Acquired Assets an amount equal to the Estimated Closing Consideration Amount, by wire transfer of immediately available funds to an account designated by Pregis no fewer than three (3) Business Days prior to the Closing Date.

2.4.    Purchase Price Adjustment.

(a)    Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Pregis a statement (the “Purchase Price Adjustment Statement”) setting forth Buyer's good faith calculations of (i) Closing Date Net Working Capital, (ii) Cash (the “Closing Date Cash”), (iii) Indebtedness as of the Closing Date (the “Closing Date Indebtedness”), and (iv) the Closing Consideration Amount, together with such schedules and data reasonably necessary to support the Purchase Price Adjustment Statement.

(b)    Each party shall provide the other party and its representatives with reasonable access to the Business Records and relevant personnel and properties during the preparation of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 2.4.

(c)    If Pregis disagrees with the determination of the Closing Consideration Amount set forth in the Purchase Price Adjustment Statement, Pregis shall notify Buyer in writing of such disagreement within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to Pregis (the “Objection Disputes”). During the forty-five (45) day period of its review, Pregis shall have reasonable access to any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statement. The failure of Pregis to deliver written notice of an Objection Dispute to Buyer within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to Pregis shall be deemed acceptance of the Purchase Price Adjustment Statement and agreement to the Purchase Price Adjustment amount by Pregis.

(d)    Buyer and Pregis shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Pregis shall be final and binding upon the parties. If Buyer and Pregis are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Pregis to Buyer, then the disputed matters shall be referred for final determination to Grant Thornton LLP (the

“Accounting Arbitrator”) within fifteen (15) days thereafter. If such firm is unable or unwilling to serve, Buyer and Pregis shall jointly select an Accounting Arbitrator from an accounting firm of national standing. If Buyer and Pregis are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York. The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and Pregis have disagreed within the time periods and on the terms specified in Section 2.4(c) and Section 2.4(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and Pregis, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. The Accounting Arbitrator shall select as a resolution the position of either Buyer or Pregis for each Objection Dispute (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution. Such report shall be final and binding upon all of the parties to this Agreement. Upon the agreement of Buyer and Pregis or the decision of the Accounting Arbitrator, or if Pregis fails to deliver written notice of disagreement to Buyer within the forty-five (45) day period provided in Section 2.4(c), the Purchase Price Adjustment Statement, as adjusted if necessary to reflect the determination described in this sentence, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Closing Consideration Amount. The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by Buyer and Pregis.

(e)    In the event that the Closing Consideration Amount as finally determined pursuant to Section 2.4(d) is less than the Estimating Closing Consideration Amount, Buyer shall pay Pregis an amount equal to the difference in accordance with Section 2.4(f) hereof. In the event that the Closing Consideration Amount as finally determined pursuant to Section 2.4(d) is greater than the Estimating Closing Consideration Amount, Pregis shall pay Buyer an amount equal to the difference in accordance with Section 2.4(f) hereof.

(f)    Any Purchase Price Adjustment shall be paid by Buyer or Pregis, as applicable, by wire transfer of immediately available funds to an account designated by the party receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment.

ARTICLE III
Representations and Warranties of Pregis

Except as set forth in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Pregis hereby represents and warrants as follows:

3.1.    Organization and Power.

Each Company and Pregis Mexico is a corporation or legal entity duly incorporated or organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization. Each Company and Pregis Mexico has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Each Company and Pregis Mexico has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have or would not reasonably be expected to have a Business Material Adverse Effect. Pregis or the Companies have made available to Buyer copies of the certificate of incorporation, bylaws or other similar organizational documents of each of the Companies as currently in effect.

3.2.    Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which the Companies, Pregis Mexico, the Hexacomb Sellers and Pregis are a party and the performance by the Companies, Pregis Mexico, the Hexacomb Sellers and Pregis of the Contemplated Transactions that are required to be performed by the Companies, Pregis Mexico, the Hexacomb Sellers and Pregis have been duly authorized by the Companies, Pregis Mexico, the Hexacomb Sellers and Pregis and no other corporate proceedings on the part of the Companies, Pregis Mexico, the Hexacomb Sellers or Pregis (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Companies, Pregis Mexico, the Hexacomb Sellers or Pregis are a party or the consummation of the Contemplated Transactions that are required to be performed by the Companies, Pregis Mexico, the Hexacomb Sellers or Pregis. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Companies, Pregis Mexico, the Hexacomb Sellers or Pregis will be, at the Closing, duly authorized, executed and delivered by the Companies, Pregis Mexico, the Hexacomb Sellers and/or Pregis, as the case may be, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of the Companies, Pregis Mexico, the Hexacomb Sellers or Pregis, as the case may be, enforceable against the Companies, Pregis Mexico, the Hexacomb Sellers or Pregis, as the case may be, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.3.    Capitalization of Each Company; Title.

(a)    The total authorized capital stock of the Companies consists of (i) 2,000,000 shares of common stock of Hexacomb Corporation, of which 1,211,111 shares of common stock are issued and outstanding as of the date hereof, (ii) 245,000 ordinary shares of Hexacomb BV, of which 109,076 shares are issued and outstanding as of the date hereof, (iii) 9,000 ordinary shares of Hexacomb Europe BV, of which 9,000 shares are issued and outstanding as of the date hereof, (iv) 100,000,000 shares of common stock of Pregis Canada Corp., of which 1,322,916 shares are issued and outstanding as of the date hereof, (v) an issued share capital of €785,112.44 of Besin France SA, (vi) 60,000 capital shares of Pregis Hexacomb S.A., (vii) an issued share capital of €211,644.97 of Besin Amboise SA, (viii) an issued share capital of €1,524,49 of RLG IMMO s.c.a., and (ix) an issued share capital of €1,524,49 of RODA.

(b)    The Hexacomb Sellers and Pregis are the record and beneficial owner of all of the outstanding shares of Common Stock. Except as set forth in Section 3.3 of the Disclosure Schedule, all outstanding shares of Common Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Hexacomb Sellers and Pregis, free and clear of any Lien, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except for the shares of Common Stock owned and held by the Hexacomb Sellers and Pregis, at the close of business on the date hereof, no shares of capital stock or other Equity Securities of the Companies were issued, reserved for issuance or outstanding. The Companies do not have any outstanding securities convertible into or exchangeable or exercisable for any shares of their capital stock or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of their capital stock. There are no outstanding stock appreciation rights, phantom stock rights, equity-linked rights similar to or derived from the economic benefits and rights accruing to holders of capital stock of any Company or other similar rights with respect to the capital stock of any Company. The Hexacomb Sellers and Pregis are not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock of any of the Companies or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any of the Companies. The Companies own no Equity Securities in any other company.

(c)    Except as set forth in Section 3.3 of the Disclosure Schedule, Pregis Mexico will convey good and valid title to the Acquired Assets, free and clear of any Liens, other than Permitted Liens.

3.4.    No Violation.

The execution and delivery by Pregis of this Agreement and the Ancillary Documents to which Pregis, Pregis Mexico and the Hexacomb Sellers are a party, consummation of the Contemplated Transactions that are required to be performed by Pregis, Pregis Mexico and the Hexacomb Sellers and compliance with the terms of this Agreement and the Ancillary Documents to which Pregis, Pregis Mexico and the Hexacomb Sellers are a party will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Pregis, Pregis Mexico, the Hexacomb Sellers or any Company, (ii) except as set forth in Section 3.4 of the Disclosure Schedule, violate, result in a breach of, require consent under, conflict with any term, cause any default under or rescind, suspend or terminate any Material Contract to which any Company or Pregis Mexico is a party or to which any of their assets or properties are bound, (iii) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Companies, Pregis Mexico, Pregis or the Hexacomb Sellers or by which any of their respective properties is bound or affected, or (iv) result in the creation of, or require the creation of, any material Lien upon any shares of capital stock of any Company, except, in the cases of clauses (ii), (iii) or (iv), to the extent such conflict, liability or Lien does not have or would not reasonably be expected to have a Business Material Adverse Effect.

3.5.    Governmental Authorizations and Consents.

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Pregis, any Hexacomb Seller, Pregis Mexico or any Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Pregis, Pregis Mexico or any Hexacomb Seller is, or is to be, a party or the consummation by Pregis, Pregis Mexico or the Hexacomb Sellers of the Contemplated Transactions, other than (i) a filing under the HSR Act and (ii) those Governmental Consents listed in Section 3.5 of the Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not have or would not reasonably be expected to have a Business Material Adverse Effect. All representations, warranties, statements or other communications, whether express or implied, made by Pregis or the Companies to any Governmental Authority in connection with any Governmental Consents shall be true and correct in all material respects.

3.6.    Financial Statements.

(a)    Section 3.6 of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Companies and the Mexico Business as of December 31, 2009 and the related unaudited statements of operations and cash flows for the year ended December 31, 2009, (ii) the unaudited consolidated balance sheet of the Companies and the Mexico Business as of December 31, 2010 and the related unaudited statements of operations and cash flows for the year ended December 31, 2010, and (iii) the unaudited consolidated balance sheet of the Companies and the Mexico Business as of June 30, 2011 (the “Latest Balance Sheet”) and the related unaudited statements of operations and cash flows for the 6-month period ended on June 30, 2011 (the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Companies and the Mexico Business as of its respective date and the consolidated results of operations and shareholders' equity, or cash flows, as the case may be, of the Companies and the Mexico Business for the period covered thereby, subject to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

3.7.    No Undisclosed Material Liabilities.

There is no liability, commitment or obligation of any the Companies or, to the extent related to the Mexico Business, Pregis Mexico (whether known or unknown, absolute or contingent, whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of the Companies and Pregis Mexico other than (i) liabilities or obligations reflected, accrued or reserved against in the body of the Financial Statements (rather than in any footnotes thereto), (ii) incurred since June 30, 2011 in the ordinary course of business consistent with past practice, and (iii) liabilities or obligations which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Business Material Adverse Effect.

3.8.    Absence of Certain Changes.

Except as set forth in Section 3.8 of the Disclosure Schedule or as reflected on the Financial Statements, since the date of the Financial Statements, Pregis Mexico and each Company has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any change in the businesses, operations or financial conditions of Pregis Mexico or any Company that has had or could reasonably be expected to have a Business Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3.8 of the Disclosure Schedule, since the date of the Financial Statements through the date hereof, none of the Companies nor, to the extent related to the Mexico Business, Pregis Mexico, have:

(a)    acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $1,000,000 in the aggregate, other than sales of goods or services in the ordinary course of business consistent with past practice;

(b)    incurred, assumed, guaranteed or discharged any Indebtedness, except in the ordinary course of business consistent with past practice;

(c)    modified its certificate of incorporation or bylaws or similar organizational documents;

(d)    issued, sold or otherwise permitted to become outstanding any capital stock, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock;

(e)    encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(f)    adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

(g)    authorized, agreed, resolved or committed to any of the foregoing.

3.9.    Real Property.

(a)    Section 3.9(a) of the Disclosure Schedule includes a true and complete list of all real property leases, subleases or other occupancies used by the Mexico Business and the Companies or to which any of them is a party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. As of the date hereof, none of the Companies or Pregis Mexico have received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. The Leased Real Property comprises all of the real property leased by the Companies and by Pregis Mexico, in connection with the Mexico Business. The Companies and Pregis Mexico have made available to Buyer true, complete and correct copies of the Real Property Leases, together with a copy (or summary, as applicable) of all material amendments and modifications to any such Real Property Lease. Except as set forth on Section 3.9(a) of the

Disclosure Schedule, each Real Property Lease (i) is in full force and effect in all material respects, (ii) constitutes a legal, valid and binding obligation of the Company (or Companies) or Pregis Mexico that is a party thereto, as applicable, and, to the Knowledge of the Companies, each of the other counterparties to such Real Property Lease and (iii) is enforceable against the Company (or Companies) or Pregis Mexico that is a party thereto, as applicable, and, to the Knowledge of the Companies, each of the other counterparties to such Real Property Lease, in each case in accordance with the terms and conditions thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditor's rights. With respect to each Real Property Lease, except as set forth on Section 3.9(a) of the Disclosure Schedule, none of the Companies, Pregis Mexico, nor, to the Knowledge of the Companies, any of the other counterparties thereto is in material breach or material default under any such Real Property Lease, and, to the Knowledge of the Companies, no event has occurred which with the passage of time or giving of notice or both would result in such a material default or material breach under such Real Property Lease. One or more of the Companies (as applicable) or Pregis Mexico has a valid and subsisting leasehold interest in the Leased Real Property free and clear of all Liens, other than Permitted Liens. As of the date hereof, none of the Companies or Pregis Mexico have received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. Except as set forth on Section 3.9(a) of the Disclosure Schedule, to the Knowledge of the Companies, all buildings, plants and structures included in the Leased Real Property are in good condition and repair in all material respects (subject to normal wear and tear, maintenance and repair given the use and age of such buildings, plants and structures). Each parcel of Leased Real Property has vehicular access to a public road and such access is not subject to any material limitation or restriction. The uses of the Leased Real Property by the Companies and Pregis Mexico do not violate any applicable zoning, subdivision, land use, or other applicable Law in any material respect. To the Knowledge of the Companies, there is no existing condition that would prevent or materially impair the continued use of any such parcel as currently used by the Companies and Pregis Mexico. Each Real Property Lease grants the tenant under the Real Property Lease the exclusive right to use and occupy the premises and rights demised thereunder subject to the Permitted Liens. The Companies or Pregis Mexico enjoy peaceful and undisturbed possession of the Leased Real Property under the applicable Real Property Lease therefor subject to the Permitted Liens.

(b)    Section 3.9(b) of the Disclosure Schedule lists all real properties owned by the Companies or Pregis Mexico, in connection with the Mexico Business (the “Owned Real Property”). The Companies or Pregis Mexico, as applicable, have good, valid and insurable fee title to the Owned Real Property free and clear of any Liens, except for Permitted Liens. None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property. To the Knowledge of the Companies, all buildings, plants, and structures owned or leased by the Companies or Pregis Mexico, if any, lie wholly within the boundaries of the Owned Real Property in question and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except as would not be material. Except as set forth on Section 3.9(b) of the Disclosure Schedule all buildings, plants, and structures included in the Owned Real Property are in good condition and repair in all material respects (subject to normal wear and tear, maintenance and repair given the use and age of such buildings, plants and structures). Each parcel of Owned Real Property has vehicular access to a public road and such access is not subject to any material limitation or restriction. The uses of the Owned Real Property by the Companies and Pregis Mexico do not violate any applicable zoning, subdivision, land use, or other applicable Law in any material respect. To the Knowledge of the Companies, there is no existing condition that would prevent or materially impair the continued use of any such parcel as currently used by the Companies and Pregis Mexico.

3.10.    Intellectual Property.

(a)    Section 3.10(a) of the Disclosure Schedule sets forth a list as of the date hereof of all active patents, patent applications, trademark registrations and applications, copyright registrations and domain name registrations, in each case, owned by Pregis Mexico or the Companies and material to the business of the Companies or the Mexico Business as currently conducted. Each of the registered Company Intellectual Property identified in Section 3.10(a) of the Disclosure Schedule is valid and enforceable.

(b)    Pregis Mexico or the Companies own or otherwise have a right to use all material Intellectual Property used in connection with the business of the Companies and the Mexico Business as currently conducted.

(c)    The operation of the Companies' business and the Mexico Business does not, as of the date hereof, infringe or misappropriate any Intellectual Property of third parties in any material respect. To the Knowledge of the Companies, no third party is infringing or misappropriating any Company Intellectual Property in any material respect. No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Companies, threatened against Pregis Mexico or the Companies.

(d)    Pregis Mexico and the Companies have taken commercially reasonable precautions to protect the confidentiality of their trade secrets.

3.11.    Contracts.

(a)    Section 3.11(a) of the Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which any of the Companies or, to the extent related to the Mexico Business, Pregis Mexico, are a party or by which they are bound (the “Material Contracts”):

(i)    Contracts evidencing Indebtedness;

(ii)    Contracts evidencing any obligations of the Companies with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Companies;

(iii)    all Real Property Leases;

(iv)    all Company Employment Contracts;

(v)    all Company IP Agreements that are material to the operation of the Companies' business or the Mexico Business;

(vi)    leases of personal property under which Pregis Mexico or any Company is the lessee and is obligated to make payments of more than $100,000 per annum;

(vii)    Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last two (2) years;

(viii)    Contracts limiting the freedom of Pregis Mexico, in connection with the Mexico Business, or the Companies to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area;

(ix)    Contracts relating to performance of services or the delivery of goods or materials between any of the Companies or Pregis Mexico, in connection with the Mexico Business, and Pregis or the Hexacomb Sellers, including Contracts relating to the transfer pricing of those goods or services between the parties thereto;

(x)    Contracts relating to any intercompany licensing arrangements; and

(xi)    any Contract (other than purchase orders) not otherwise listed above involving reasonably anticipated payments to or from Pregis Mexico or the Companies in excess of $500,000 per annum which cannot be terminated without penalty upon notice of 180 days or less.

(b)    With respect to the Material Contracts referred to in Section 3.11(a),

(i)    a true and complete copy of each Material Contract has been made available to Buyer, together with a copy of all material amendments and modifications to any such Material Contract; and

(ii)    as of the date hereof, (1) each such Material Contract is in full force and effect in all material respects, (2) each such Material Contract constitutes a legal, valid and binding obligation of the Company or Pregis Mexico, that is a party thereto, as applicable, and, to the Knowledge of the Companies, each of the other counterparties to such Material Contract, (3) each such Material Contract is enforceable against the Company or Pregis Mexico that is a party thereto, as applicable, and, to the Knowledge of the Companies, each of the other counterparties to such Material Contract, in each case in accordance with the terms and conditions thereof, subject to applicable bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditor's rights, (4) none of the Companies, Pregis Mexico, nor, to the Knowledge of the Companies any other counterparty thereto, is in material breach of such Material Contract or in material default under any such Material Contract, and, to the Knowledge of the Companies no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or material breach under such Material Contract, and (5) to the Knowledge of the Companies, since the date of the Latest Balance Sheet, no counterparty to any such Material Contract has repudiated any material provision thereof.

(c)    None of the Companies or Pregis Mexico, in connection with the Mexico Business, is a party to any legally binding oral agreement, arrangement, or understanding that would constitute a Material Contract if set forth in writing.

3.12.    Compliance with Laws.

(a)    None of Pregis Mexico or the Companies are in violation of any Law that is applicable to it or the conduct or operation of its business or the Mexico Business or the ownership or use of any of its assets, which violation has or could reasonably be expected to have a Business Material Adverse Effect.

(b)    Notwithstanding any other provisions of this Agreement, Section 3.13 contains the Companies' sole representations and warranties regarding Environmental Matters, Section 3.17 contains Pregis Mexico's and the Companies' sole representations and warranties regarding ERISA and employee benefit plan matters, and Section 3.18 contains the Companies' sole representations and warranties regarding Taxes.

3.13.    Environmental Matters.

(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Companies have for the past five (5) years complied with and are currently in compliance with all applicable Environmental Laws, except for such noncompliance that does not have or would not reasonably be expected to have a Business Material Adverse Effect.

(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Companies have obtained and possess all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in compliance with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that does not have or would not reasonably be expected to have a Business Material Adverse Effect.

(c)    Except as set forth in Section 3.13(c) of the Disclosure Schedule, none of the Companies is the subject of any pending, or to the Knowledge of the Companies, threatened injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive or summons (collectively referred to as “Proceedings”) alleging material liability under any Environmental Law.

(d)    Except as set forth in Section 3.13(d) of the Disclosure Schedule, (i) none of the Companies has, for the past five (5) years, treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed or released Hazardous Substances in a manner reasonably likely to give rise to liabilities to any of the Companies, including liabilities for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws, in each case except for liabilities that would not have or would not reasonably be expected to have a Business Material Adverse Effect; and, (ii) to the Knowledge of the Companies, there have been no releases of Hazardous Substances at the

Owned Real Property or the Leased Real Property requiring material investigation or remediation pursuant to any Environmental Law.

(e)    None of the Companies has, for the past five (5) years, designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos.

(f)    Except as set forth in Section 3.13(f) of the Disclosure Schedule, the Companies have made available to Buyer all material environmental audits, reports, inspections and investigations (including other material environmental documents giving notice to any of the Companies of any material non-compliance by any of the Companies with applicable Environmental Laws) relating to the Companies' past or current properties, facilities, or operations that are in their possession or custody.

3.14.    Litigation.

Except as set forth in Section 3.14 of the Disclosure Schedule, as of the date hereof, there are no material claims, actions, suits, or proceedings (in each case, “Litigation”), pending or, to the Knowledge of the Companies, threatened, involving Pregis Mexico or the Companies or their respective properties or business, at Law or in equity or before any Governmental Authority. To the Knowledge of the Companies, there are no investigations or hearings pending or threatened, involving Pregis Mexico or the Companies or their respective properties or business, at Law or in equity or before any Governmental Authority. None of Pregis Mexico or the Companies is subject to any Order arising from any Litigation.

3.15.    Personnel Matters.

Section 3.15 of the Disclosure Schedule is a true and complete list of all employment Contracts to which any of the Companies or Pregis Mexico, in connection with the Mexico Business, is a party providing for annual base compensation in excess of $200,000 (the “Company Employment Contracts”).

3.16.    Labor Matters.

(a)    Except as set forth in Section 3.16(a) of the Disclosure Schedule, none of the Companies or, with respect to employees of the Mexico Business, Pregis Mexico, is (i) a party to any collective bargaining agreements or other agreements with any labor organization or union or other employee organization (and, to the Knowledge of the Companies, no such agreement is currently being requested by, or is under discussion by management with, any employee) or (ii) obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration (including any such board or administration in a foreign country).

(b)    As of the date hereof, none of the Companies or, with respect to employees of the Mexico Business, Pregis Mexico, is a party or subject to any pending or, to the Knowledge of the Companies, threatened material labor or civil rights dispute, controversy or grievance or any material unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees.

(c)    Except as set forth in Section 3.16 of the Disclosure Schedule, no employees or former employees of the Companies, the Mexico Business or Pregis Mexico have been granted Equity Securities of Pregis or any Affiliate of Pregis or any stock appreciation rights, phantom stock rights, equity-linked rights similar to or derived from the economic benefits and rights accruing to holders of capital stock of Pregis or any Affiliate of Pregis or other similar rights with respect to the capital stock of Pregis or any Affiliate of Pregis that will remain outstanding following Closing.

3.17.    Employee Benefits.

(a)    Section 3.17(a) of the Disclosure Schedule lists all “Employee Benefit Plans” (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, retention, change in control or other employee benefit plans or programs, maintained or contributed to for the benefit of, or relating to, current employees and former employees of the Companies or, with respect to employees of the Mexico Business, Pregis Mexico, or with respect to which the Companies or, with respect to employees of the Mexico Business, Pregis Mexico, could reasonably be expected to have any material liability (individually, a “Plan,” collectively, the “Plans”).

(b)    With respect to each Plan, Pregis has provided to Buyer true and complete copies of all material Plan documents, including:

(i)    With respect to each Employee Benefit Plan (other than a Multiemployer Plan), Pregis has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, administrative agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan (as applicable).

(ii)    With respect to any Multiemployer Plan, as defined in Section 3(37) of ERISA, Pregis has made available to Buyer correct and complete copies of the applicable collective bargaining agreement.

(iii)    With respect to each Plan which is neither an Employee Benefit Plan nor a Multiemployer Plan, Pregis has made available to Buyer correct and complete copies of the plan documents, summary plan descriptions, the most recent annual report and all related trust agreements, administrative agreements, insurance contracts and other funding arrangements which implement each such Plan (as applicable).

(c)    Except as set forth in Section 3.17(c) of the Disclosure Schedule, each Plan (i) has been maintained, funded and administered in compliance with its terms in all material respects and (ii) complies in form and in operation in all materials respects with all applicable Laws.

(d)    Except as set forth in Section 3.17(d) of the Disclosure Schedule, no employees of the Companies currently participate in any Multiemployer Plan or any Plan that is subject to Title IV of ERISA. The Companies have not incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(e)    Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”) with respect to its qualified status, and to the Knowledge of the Companies, the IRS has not taken any action to revoke such determination letter and there are no facts or circumstances that could adversely affect the qualified status of any such Plan.

(f)    Each Plan that is required to be registered or approved by a foreign Governmental Authority has been registered with, or approved by, and has been maintained in all material respects in good standing with such Governmental Authority and there are no circumstances which may lead to such registration or approval being withdrawn.

(g)    With respect to each Employee Benefit Plan and, to the Knowledge of the Companies, each Multiemployer Plan, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code. With respect to each Employee Benefit Plan and, to the Knowledge of the Companies, each Multiemployer Plan, the requirements of COBRA have been met in all material respects with respect to each such Plan and each Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan, as defined in Section 3(1) of ERISA, subject to COBRA.

(h)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan that is an employee pension benefit plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) or accrued in accordance with the past custom and practice of Pregis and the Companies. All premiums or other payments for all periods ending on or before the Closing have been paid (or will be paid on or prior to the Closing Date or accrued in accordance with the past custom and practices of Pregis and the Companies and reflected in the Closing Date Net Working Capital) with respect to each such Employee Benefit Plan that is an “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA).

(i)    All contributions required to be made by Pregis and/or the Companies (including all employer contributions and employee salary reduction contributions) to any Multiemployer Plan that are due have been made as required by the terms of the applicable collective bargaining agreement and the applicable trust agreement and the Companies have not been notified of any delinquent contributions.

(j)    All contributions (including any to cover insurance premiums), premiums and other amounts required to be made by Pregis and/or the Companies (including all employer contributions and employee salary reduction contributions) to any Plan which is neither an Employee Benefit Plan nor a Multiemployer Plan that are due have been made as required by the terms of the applicable agreement, the applicable trust agreement, or applicable legal requirement and Pregis and/or the Companies have not been notified of any delinquent contributions.

(k)    Except as set forth in Section 3.17(k) of the Disclosure Schedule, no Employee Benefit Plan is a defined benefit pension plan or has within the six (6) years preceding the date of this Agreement been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA. All Plans (other than Multiemployer Plans) which are defined benefit pension plans are fully funded in accordance with (where applicable) the terms of their respective governing provisions, regulatory requirements, local and international accounting standards, and all applicable Laws.

(l)    There have been no Prohibited Transactions with respect to any Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate or, to the Knowledge of the Companies, any Multiemployer Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan or other Plan. No action, suit, proceeding or, to the Knowledge of the Companies, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan or other Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Companies, threatened.

(m)    Each Employee Welfare Benefit Plan has been administered in compliance with the Health Insurance Portability and Accountability Act (HIPAA) and the Genetic Information Nondiscrimination Act (GINA), and similar state laws, to the extent applicable, and, to the Knowledge of the Companies, no HIPAA security breach or privacy violation has occurred.

(n)    Neither Pregis nor any of the Companies maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for retired or terminated employees (or any spouse or other dependent thereof) of any of the Companies other than in accordance with COBRA.

(o)    Except as explicitly contemplated by this Agreement or as set forth in Section 3.17(o) of the Disclosure Schedule, the Contemplated Transactions will not, other than pursuant to actions taken by or at the direction of Buyer or any of its Affiliates, accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan or other Plan, or cause withdrawal liability to be imposed under any Multiemployer Plan or other Plan in which any of the Companies participates.

(p)    To the Knowledge of the Companies, each Plan that is a non-qualified deferred compensation plan has complied in form and operation with Code Section 409A. None of the Companies has any contractual obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B). To the Knowledge of the Companies, none of the Plans are subject to Code Section 457A.

(q)    As of the date hereof, there are no pending or, to the Knowledge of the Companies, threatened material actions, proceedings or Litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits).

(r)    To the Knowledge of the Companies, no employee (or former employee) of Pregis and/or the Companies has a right to benefits other than those relating to old age, disability, and on death as a result of their employment having previously transferred under EU Directive 2001/23/EC or under any corresponding national legislation.

3.18.    Taxes and Tax Matters.

(a)    Each of the Companies and Pregis Mexico with respect to the Mexico Business has timely filed or caused to be timely filed U.S. and Mexican federal Income Tax Returns and all material other Tax Returns required by applicable Law to be filed by it (taking into account all applicable extensions). All such Tax Returns were correct and complete in all material respects. All material Taxes due and owing by any of the Companies and Pregis Mexico with respect to the Mexico Business (whether or not shown on any Tax Return) have been paid or appropriately reserved on the books and records of the Companies or Pregis Mexico, as applicable;

(b)    None of the Companies and Pregis Mexico with respect to the Mexico Business currently is the beneficiary of any extension of time within which to file any Tax Return. In the past three (3) years, none of the Companies and Pregis Mexico with respect to the Mexico Business has received any written claim from any Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c)    Each of the Companies and Pregis Mexico with respect to the Mexico Business has withheld all Taxes required to be withheld from payments to employees, agents, independent contractors, creditors, stockholders, Affiliates and other third parties as required by applicable Law and remitted such amounts to the appropriate Governmental Authority;

(d)    There are no audits or administrative or judicial proceedings pending or being conducted or threatened in writing with respect to the Taxes or Tax Returns of any of the Companies or Pregis Mexico with respect to the Mexico Business. None of the Companies or Pregis Mexico with respect to the Mexico Business has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)    There are no Liens for Taxes on any assets of any of the Companies or Pregis Mexico with respect to the Mexico Business, other than Permitted Liens;

(f)    None of the Companies is a party to any agreement, contract, arrangement or plan (other than agreements entered into after the Closing or agreements entered into by the Buyer or any Affiliate of the Buyer other than any of the Companies) that as a result of the transactions contemplated hereby will result in any of the Companies making a payment alone or in the aggregate (but excluding any payments made pursuant to any agreements entered into after the Closing or agreements entered into by the Buyer or any Affiliate of the Buyer other than any of the Companies) that is an “excess parachute payment” within the meaning of Code Section 280G;

(g)    None of the Companies is currently a United States real property holding corporation within the meaning of Code Section 897(c)(2), and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any point during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(h)    None of the Companies is a party to or bound by any Tax allocation or sharing agreement the primary purpose of which is the sharing of responsibility for Tax liabilities (or the benefit of Tax refunds and other Tax attributes) between any of the Companies, between any of the Companies and Pregis, or between any of the Companies and the Hexacomb Sellers;

(i)    Since 2006, none of the Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Pregis or the Hexacomb Sellers) or (B) has had any liability for the Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law);

(j)    None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on the day after the Closing Date as a result of any:

(i)    adjustment under Code Section 481 (or any corresponding or similar provision of state, local, or foreign income Tax law) as a result of a change in method of accounting of any of the Companies for a taxable period ending on or prior to the Closing Date;

(ii)    “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on by any of the Companies on or prior to the Closing Date;

(iii)    Intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state income Tax law);

(iv)    Installment sale made by any of the Companies on or prior to the Closing Date; or

(v)    election made by any of the Companies under Code Section 108(i);

(k)    None of the Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361; and

(l)    None of the Companies is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(m)    Pregis expects that it shall recognize a gain for U.S. federal income Tax purposes as a result of the sale of Hexacomb Corp. pursuant to this Agreement.

3.19.    Sufficiency of Assets.

Except as set forth in Section 3.19 of the Disclosure Schedule, and for the assets used to provide the services contemplated by the Transition Services Agreement or under the Ancillary Agreements that will not be transferred to or made available to the Companies after the consummation of the Contemplated Transactions, the Acquired Assets and the assets, rights, properties and interests owned, leased or licensed by the Companies or Pregis Mexico, taken as a whole, constitute all of the assets, rights, properties and interests necessary to conduct the business of the Companies and the Mexico Business from and after the Closing Date in all material respects as currently conducted.

3.20.    Title to Properties; Tangible Assets.

(a)    Except as set forth on Section 3.20(a) of the Disclosure Schedule, the Companies or Pregis Mexico have good and marketable title to, or a valid leasehold, license or similar interest in, all of the personal property and assets shown on the Latest Balance Sheet (except for such properties and assets sold or disposed of (or with respect to which any underlying lease, license or similar interest expires or is terminated or canceled or has expired or has been terminated or canceled) subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except for Permitted Liens and those Liens set forth on Section 3.20(a) of the Disclosure Schedule.

(b)    The material tangible assets of the Companies and Pregis Mexico, in connection with the Mexico Business, are in good operating condition and repair in all material respects (subject to normal wear and tear, maintenance and repair given the use and age of such assets).

(c)    There are no material assets or properties currently used by any of the Companies or Pregis Mexico, in connection with the Mexico Business, in the conduct of their business as currently conducted that are not either owned by one or more of the Companies or Pregis Mexico or licensed or leased to one or more of the Companies or Pregis Mexico (or with respect to which one or more of the Companies or Pregis Mexico otherwise has a right to use any such assets and/or properties), except as would not result or would not reasonably be expected to result in a Business Material Adverse Effect or a material Loss to the Companies or Pregis Mexico.

3.21.    Insurance.

Each of the Companies maintains general liability, professional liability, product liability, fire, casualty, motor vehicle, workers' compensation, and other types of insurance which is in full force and effect and, to the Knowledge of the Companies, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry.

3.22.    No Brokers.

Except as set forth in Section 3.22 of the Disclosure Schedule, neither Pregis Mexico nor any of the Companies have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.23.    Notes and Accounts Receivable.

All the notes receivable and accounts receivable of the Companies and Pregis Mexico, in connection with the Mexico Business, are reflected on their books and records in accordance with the Companies' Accounting Practices and Procedures and are receivables arising from sales in the ordinary course of business and are not subject to any material defenses, setoffs, or counterclaims (other than with respect to credits for returned or damaged product or goods or similar setoffs or counterclaims), subject to the reserves for bad debt or doubtful accounts reflected on the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies or Pregis Mexico, as applicable.

3.24.    Product Liability.

None of the Companies or Pregis Mexico has received any written notice in the three year period preceding the date hereof with respect to any material product liability claim against any of the Companies or Pregis Mexico asserting that an alleged defect in any product of any of the Companies or Pregis Mexico, in connection with the Mexico Business, caused any injury to any individual or property.

3.25.    Customers and Suppliers.

Section 3.25 of the Disclosure Schedule lists the (i) twenty-five largest customers the Companies (on a consolidated basis) for each of the two most recent fiscal years of the Companies in terms of aggregate total sales in dollars by the Companies, and (ii) twenty-five largest suppliers of the Companies (on a consolidated basis) for each of the two most recent fiscal years of the Companies in terms of aggregate total purchases in dollars by the Companies. Since the date of the Latest Balance Sheet, to the Knowledge of the Companies, (i) no customer listed on Section 3.25 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from any of the Companies and (ii) no supplier listed on Section 3.25 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to any of the Companies.

3.26.    Internal Controls.

(a)    Each of the Companies and Pregis Mexico, in connection with the Mexico Business, maintains a system of internal control over financial reporting sufficient in all material respects to provide reasonable assurance regarding the reliability of such entity's financial reporting and the preparation of financial statements and to provide reasonable assurance in all material respects that: (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Companies and Pregis Mexico, in connection with the Mexico Business; (ii) transactions are recorded as necessary to permit preparation of financial statements and that material transactions are being made only in accordance with authorizations of management and/or the board of directors (or equivalent entity) of the Companies or Pregis Mexico, as applicable; and (iii) unauthorized acquisition, use or disposition of any of the Companies' or Pregis Mexico's assets that could have a material effect on such entity's financial statements are timely detected and/or prevented.

(b)    There have been no material changes in such system of internal control over financial reporting during the ninety (90) days preceding the date hereof that have materially affected such system of internal control over financial reporting.

(c)    To the Knowledge of the Companies, there are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability of any of the Companies or Pregis Mexico to record, process, summarize and report financial information.

(d)    To the Knowledge of the Companies, there have been no instances of fraud, whether or not material, that involve any of the Companies' or Pregis Mexico's management or other employees who have a significant role in such entity's system of internal control over financial reporting.

3.27.    Transactions with Affiliates.

Other than employment related arrangements, ordinary course purchases and sales on an arms length basis of services, and matters contemplated by this Agreement and the Ancillary Documents, no employee, officer, director, shareholder or Affiliate of the Companies or Pregis Mexico, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Companies or Pregis Mexico or has any interest in any property, tangible or intangible, that will require the payment of money by any of the Companies or Pregis Mexico after the Closing Date.

3.28.    Absence of Certain Business Practices.

The Companies and Pregis Mexico are, and during the five (5) year period preceding the date hereof have been, in material compliance with (i) all applicable Laws relating to the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where any of the Companies or Pregis Mexico does business and (ii) all applicable Laws relating to export control and trade sanctions or embargoes (including the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. and any applicable provisions of Section 999 of the Code).

3.29.    Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither the Companies, Pregis Mexico, Pregis, the Hexacomb Sellers nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by the Companies, Pregis Mexico, Pregis and the Hexacomb Sellers, as applicable, in this Article III. Without limiting the generality of the foregoing, except as specifically set forth in this Article III no representation or warranty has been made or is being made herein to Buyer or any other Person

(i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (iii) with respect to any other information or documents made available at any time to Buyer or any other Person.

ARTICLE IV
Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Buyer hereby represents and warrants to Pregis as follows:

4.1.    Organization and Power.

Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2.    Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.3.    No Violation.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which its respective properties are bound or affected. Neither Buyer nor its Affiliates are subject to any Contract that would impair or delay Buyer's ability to consummate the Contemplated Transactions.

4.4.    Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Buyer is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, other than (i) a filing with the FTC and the DOJ under the HSR Act and (ii) Governmental Consents set forth in Section 4.4 of the Buyer Disclosure Schedule. All representations, warranties, statements or other communications, whether express or implied, made by Buyer to any Governmental Authority in connection with any Governmental Consents shall be true and correct.

4.5.    Litigation.

There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer's ability to consummate the Contemplated Transactions.

4.6.    Financial Capacity.

Buyer has, or has access to, and will have available on the Closing Date, capital in an amount that is sufficient to pay the Estimated Closing Consideration Amount as required by and in accordance with this Agreement.

4.7.    No Brokers.

Neither Buyer nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.8.    Investment Intent.

Buyer is acquiring the shares of Common Stock to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

4.9.    Investigation.

Buyer is knowledgeable about the industry in which Pregis Mexico and the Companies operate and the Laws and regulations applicable to the business of the Companies and the Mexico Business, and is experienced in the acquisition and management of businesses. Buyer has been afforded reasonable access to the books and records, facilities and personnel of Pregis Mexico and the Companies for purposes of conducting a due diligence investigation of Pregis Mexico and the Companies. Buyer has conducted a reasonable due diligence investigation of Pregis Mexico and the Companies and has received answers to all inquiries it has made with respect to Pregis Mexico and the Companies that are satisfactory to Buyer. Buyer does not have any knowledge of any inaccuracy or failure to be true of any of the representations or warranties of Pregis in Article III. For purposes of this Section 4.9, “knowledge” shall mean the actual knowledge of Robert Tracy.

4.10.    No Inducement or Reliance; Independent Assessment.

(a)    Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Pregis (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III hereof (including the Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally.

(b)    Buyer acknowledges that neither Pregis nor its Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of any Company, Pregis Mexico or their respective profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer's review of Pregis Mexico or the Companies.

ARTICLE V
Covenants

5.1.    Conduct of the Companies.

(a)    Except (i) to the extent compelled or required by applicable Law or a Material Contract, (ii) as otherwise permitted or contemplated by this Agreement, (iii) as set forth in Section 5.1 of the Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof to the Closing Date, Pregis shall cause each of Pregis Mexico and the Companies to conduct its business and operations in the ordinary course, consistent with past practice, and to the extent consistent therewith (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (y) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business and the Mexico Business.

(b)    Without limiting the generality of the foregoing, except (i) to the extent compelled or required by applicable Law or a Material Contract, (ii) as otherwise permitted or contemplated by this Agreement, (iii) as set forth in Section 5.1 of the Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof to the Closing Date, Pregis shall cause the Companies and Pregis Mexico not to, and the Companies and Pregis Mexico shall not:

(i)    modify or amend any of the organizational documents of the Companies;

(ii)    issue, or authorize the issuance of, any Equity Securities of the Companies;

(iii)    split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of the Companies, as applicable;

(iv)    declare or pay any non-cash dividend or make any non-cash distribution in respect of any of their Equity Securities;

(v)    incur or suffer to exist any Indebtedness except (x) for working capital borrowings incurred by the Companies in the ordinary course of business and not in excess of $1,000,000 (it being understood and agreed that obligations of the Companies under the existing Pregis ABL facilities shall not be “Indebtedness” for the purposes of this Section 5.1(b)(v)) or (y) as listed in Section 5.1(b)(v) of the Disclosure Schedule;

(vi)    acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(vii)    divest, sell, lease, transfer, assign, or otherwise dispose of, or encumber any assets of the Companies or Pregis Mexico, in connection with the Mexico Business, other than the sales of products or services in the ordinary course of business and consistent with past practice;

(viii)    amend, modify or terminate any Material Contract, other than in the ordinary course of business;

(ix)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Companies;

(x)    make any material change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Companies or Pregis Mexico, in connection with the Mexico Business, except (i) in the ordinary course of business or (ii) to the extent required by any Plan disclosed in Section 3.17(a) of the Disclosure Schedule;

(xi)    enter into or adopt any material employee benefit plan or employment or severance agreement, or amend any Plan, except to the extent required by Law, the terms of the applicable Plan or as expressly contemplated by this Agreement;

(xii)    enter into any written employment agreement with any employees of any of the Companies or Pregis Mexico, in connection with the Mexico Business, other than at-will employment arrangements terminable by the Companies or Pregis Mexico without material severance liability;

(xiii)    implement any plant closing or layoff of employees requiring notice under WARN or other similar laws;

(xiv)    change its accounting policies or procedures except to the extent required to conform with GAAP;

(xv)    change its fiscal year; or

(xvi)    authorize, agree, resolve or consent to any of the foregoing.

(c)    Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of Pregis Mexico or the Companies prior to the Closing Date. Prior to the Closing Date, the Companies and Pregis Mexico shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

5.2.    Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, the Companies shall, and Pregis shall cause Pregis Mexico and the Companies to, give Buyer and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of Pregis Mexico or the Companies as Buyer may reasonably request; provided, that (i) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Pregis, Pregis Mexico and the Companies to schedule such access and visits through a designated officer of Pregis Mexico or such Company and in such a way as to avoid disrupting in any material respect the business, (ii)  Pregis Mexico and the Companies shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise Pregis' confidential information not related to the Companies' business or the Mexico Business, (iii)  Pregis Mexico and the Companies need not supply Buyer with any information which, in the reasonable judgment of Pregis, Pregis Mexico or the Companies, Pregis Mexico or the Companies are under a contractual or legal obligation not to supply and (iv) Buyer shall not, except as otherwise consented to by Pregis in writing, be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, indoor or outdoor air, surface water or building material.

5.3.    Regulatory Filings; Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all Governmental Consents and the making of all registrations specified in Section 3.5 and Section 4.4 and the taking of all reasonable steps as may be necessary to obtain such Governmental Consents and to make such registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this

Agreement.  Without limiting the foregoing, none of the parties shall take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or to prevent or materially delay the consummation of the Contemplated Transactions.

(b)    In furtherance and not in limitation of the foregoing, Pregis and Buyer agree to (i) make or cause to be made the registrations, declarations and filings required of such party under any antitrust, competition or trade regulatory requirement of Law listed in Section 5.3(a) of the Disclosure Schedule with respect to the Contemplated Transactions as promptly as reasonably practicable after the date of this Agreement (in no event later than ten (10) Business Days from the execution of this Agreement).  Each of Pregis and Buyer shall (i) respond as promptly as practicable to any inquiries received from United States Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (“DOJ”) for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with such registrations, declarations and filings or with respect to the Contemplated Transactions, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the Contemplated Transactions, except with the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed).

(c)    In furtherance and not in limitation of the foregoing, Buyer shall use its commercially reasonable efforts to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Contemplated Transactions under any antitrust, competition or trade regulatory requirement of Law so as to enable the parties hereto to close the Contemplated Transactions as promptly as practicable. In addition, Buyer shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing or prevent the consummation of the Contemplated Transactions.

(d)    Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the DOJ, any state attorney general or any other Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) to the extent practicable not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Contemplated Transactions.

5.4.    Certain Tax Matters.

(a)    (i) Pregis shall be responsible for and shall indemnify and hold harmless Buyer and its Affiliates (including the Companies) against (A) all Taxes of Pregis or any consolidated, combined or unitary group of which Pregis is or has been a member, (B) with respect to tax periods or portions of periods ending on or before the Closing Date, Taxes of any of the Companies or Pregis Mexico, (C) the applicable portion of Transfer Taxes that Pregis is obligated to pay under Section 5.4(g) and (D) any loss, liability, expense or other damage directly attributable to any of the foregoing Taxes. Pregis shall not be responsible for indemnifying Buyer and its Affiliates (including the Companies) under the previous sentence to the extent that the amount of such Taxes is reflected as a liability on the Closing Date Net Working Capital. Notwithstanding anything herein to the contrary, Pregis shall not be required to indemnify and hold harmless Buyer and its Affiliates (including the Companies) for any Taxes of any of the Companies with respect to any tax periods or portions of tax periods beginning on or after the Closing Date.

(ii)    Buyer shall be responsible for and shall indemnify and hold harmless Pregis and its Affiliates against (A) all Taxes of Buyer or any consolidated, combined or unitary group of which Buyer is or will be a member, (B) all Taxes with respect to tax periods or portions of tax periods beginning on or after the Closing Date, of any of the Companies, (C) all Taxes resulting from any transaction engaged in, or other action taken, by Buyer, any of the Companies or any of their affiliates after the Closing, that is effective on or prior to the Closing Date, (D) the applicable portion of Transfer Taxes that Buyer is obligated to pay under Section 5.4(g) and (E) any loss, liability, expense or other damage directly attributable to any of the foregoing Taxes.

(iii)    Any Taxes of any of the Companies attributable to a Straddle Period shall be apportioned between Pregis and Buyer based on the actual operations and transactions of the Companies during the portion of the Straddle Period ending on the Closing Date, and the portion of such period beginning on the day after the Closing Date, respectively, calculated as though the taxable year of the Companies terminated at the close of business on the Closing Date.

(iv)    Upon timely notice from Buyer, Pregis shall pay to Buyer any payment of Taxes required to be paid by Pregis pursuant to Section 5.4(a)(i), and upon timely notice from Pregis, Buyer shall pay to Pregis any payment of Taxes required to be paid by Buyer pursuant to Section 5.4(a)(ii), in each case at least five (5) Business Days prior to the date any such payment is due.

(b)    Pregis, at its sole cost and expense, shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns (i) of any of the Companies or Pregis Mexico due before the Closing Date, (ii) with respect to Taxes of any of the Companies for all tax periods ending on or before the Closing Date, and (iii) with respect to Group Taxes for all Straddle Periods, and, subject to Section 5.4(a), shall timely pay, or cause to be paid, when due, all Taxes relating to such Tax Returns, except to the extent that the amount of such Taxes is reflected as a liability on the Closing Date Net Working Capital. Such Tax Returns shall be prepared (x) on a basis consistent with existing procedures and practices and accounting methods of Pregis and the Companies, unless otherwise required by law, other than with respect to Group Taxes (and changes corresponding to changes with respect to Group Taxes) (y) by Deloitte Touche Tohmatsu Ltd, Ernst & Young Global Ltd, PricewaterhouseCoopers LLP or any other accounting firm acceptable to Buyer, other than, with respect to Group Taxes where the Group Tax Returns are not required to be signed by Buyer or one of its Affiliates. With respect to Post Closing Returns that are filed after the Closing Date and that are not Group Tax Returns, (i) Pregis shall provide, or cause to be provided, to Buyer a substantially final draft of such Post Closing Returns at least thirty (30) days prior to the due date for filing such Post Closing Returns, or at least thirty (30) days prior to the due date for paying Taxes thereon due, if any, whichever is the earliest, for Buyer's review, (ii) Buyer shall notify Pregis of any reasonable objections Buyer may have that such Post Closing Returns are not prepared in accordance with applicable law (or as required by this Agreement) and Pregis and Buyer shall reach an agreement with respect to such objections prior to Pregis's timely filing of such Post Closing Returns. With respect to Post Closing Returns that are filed after the Closing Date that are Group Tax Returns or Group Tax Returns for all Straddle Periods, (i) Pregis shall provide, or cause to be provided, to Buyer a substantially final draft of such Post Closing Returns and such Group Tax Returns as they relate to the Companies at least thirty (30) days prior to the due date for filing such Post Closing Returns and such Group Tax Returns, or at least thirty (30) days prior to the due date for paying Taxes thereon due, if any, whichever is the earliest, for Buyer's review, (ii) Buyer shall notify Pregis of any reasonable objections Buyer may have to any items set forth in such Post Closing Returns and such Group Tax Returns, and (iii) if such Post Closing Returns and such Group Tax Returns (x) are not prepared consistent with prior practice and (y) any inconsistency with prior practice affects solely Hexacomb Corp., Pregis shall not file such Post Closing Returns and such Group Tax Returns without Buyer's consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall prepare, at its sole cost and expense, Tax Returns for all Straddle Periods (other than Tax Returns for Straddle Periods with respect to Group Taxes) and shall provide, or cause to be provided, to Pregis a substantially final draft of such Tax Returns at least thirty (30) days prior to the due date for filing such Tax Returns, or at least thirty (30) days prior to the due date for paying Taxes due, if any, whichever is the earliest, for Pregis's review. Pregis shall notify Buyer of any reasonable objections Pregis may have to any items set forth in such draft Tax Returns, and Buyer and Pregis shall reach an agreement with respect to such objections prior to Buyer's timely filing of such draft Tax Returns.

(c)    Any refunds or credits of Taxes (including any interest thereon) received by any of the Companies, or by Pregis with respect to any of the Companies, or credited to any of the Companies attributable to periods or portions of periods ending prior to the Closing Date (“Sellers' Refunds”), shall be for the benefit of, and held in trust for, Pregis, and Pregis shall have the sole right to pursue any Sellers' Refunds of Group Taxes (including filing amended Tax Returns and applying for competent authority or analogous relief). Buyer shall reasonably cooperate with Pregis in its pursuit of any Sellers' Refunds of non-Group Taxes; provided that Pregis shall bear the out of pocket expenses incurred by Buyer in connection with such cooperation. Buyer shall cause the Companies to pay over to Pregis any Sellers' Refunds immediately upon receipt thereof. In the case of a Sellers' Refund that is a credit to any of the Companies, Buyer shall cause such Companies to pay such Sellers' Refund to Pregis immediately upon receipt of the benefit of such credit through a reduction in any Tax payment required to be made by (or with respect to) any of the Companies after the Closing. In addition, if the Taxes with respect to the Pre-Closing Date Share of a Straddle Period of any of the

Companies are less than the payments previously made (or deemed made) by such Company with respect to the Pre-Closing Date Share of such Straddle Period, Buyer shall cause such Company to pay to Pregis the excess of such previous payments over such Taxes promptly following such Company's receiving the benefit of such excess payments through a reduction in any Tax payment required to be made by (or with respect to) such Company after the Closing.

(d)    Buyer and Pregis shall promptly notify each other in writing upon receipt by either of them or their Affiliates of notice of any pending or threatened Tax Contest which may affect the tax liabilities or indemnification obligations of, or otherwise relate to, Pregis or the Hexacomb Sellers for tax periods ending on or prior to the Closing Date or for Straddle Periods. With respect to tax periods ending on or prior to the Closing Date, Pregis shall have the sole right, at its expense, to represent all interests in any such Tax Contest and to employ counsel of its choice; provided, however, that, to the extent that such Tax Contest would have a detrimental impact on Tax periods ending after the Closing Date, Buyer shall be kept informed and allowed to participate in such Tax Contest with respect to non-Group Taxes, and Buyer's consent shall be required prior to the settlement of such Tax Contest with respect to non-Group Taxes, which consent shall not be unreasonably withheld. Buyer agrees that it will cooperate fully with Pregis and its counsel in the defense against or compromise of any claim in any said proceeding. Buyer shall have the sole right, at its expense, to represent all interests in any Tax Contest for tax periods ending after the Closing Date (including any Straddle Period), and to employ counsel of its choice; provided, however, that with respect to Straddle Periods, Pregis shall be kept informed and allowed to participate in any Tax Contest, and Pregis' consent shall be required prior to the settlement of any Tax Contest, which consent shall not be unreasonably withheld. Pregis agrees that it will cooperate fully with Buyer and its counsel in the defense against or compromise of any claim in any such proceeding.

(e)    After the Closing, Buyer and Pregis shall promptly make available or cause to be made available to the other, as reasonably requested, and to any Taxing Authority, all information, records or documents relating to Tax liabilities, potential Tax liabilities, or refunds of or relating to the Companies and Pregis Mexico for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer and Pregis shall otherwise cooperate with respect to any Tax Contest involving the Companies and/or Pregis Mexico or other claim for Sellers' Refunds, including by provision of appropriate powers of attorney. Buyer shall prepare and provide to Pregis any federal, state, local and foreign Tax information packages reasonably requested by Pregis for use in preparing its Tax Returns or the Tax Returns of the Companies. Such Tax information packages shall be completed by Buyer and provided to Pregis within forty-five (45) days after Pregis' request therefor. Each party shall bear its own expenses in complying with the foregoing provisions. Buyer and Pregis shall cooperate and complete any appropriate documentation so that losses of Hexacomb BV incurred during periods in which Hexacomb BV was part of a fiscal unity that includes Pregis Netherlands Holding BV shall be transferred to Hexacomb BV after the completion of the Contemplated Transactions.

(f)    The provisions of this Section 5.4 shall be the sole basis for indemnification with respect to Taxes.

(g)    Pregis and Buyer will each pay one-half of any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, except that Pregis shall be responsible for 100% of any transfer taxes arising out of the sale of the assets of Pregis Mexico. The parties agree to cooperate with each other in the timely filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by the other party that is reasonably necessary to complete such returns. Any refunds or credits with respect to such Transfer Taxes received by Pregis, Buyer, or any of their Affiliates shall be shared equally by Pregis and Buyer, provided that Pregis shall receive 100% of any refunds or credits with respect to transfer taxes arising out of the sale of the assets of Pregis Mexico.

(h)    Neither Buyer, nor any of its Affiliates (including, for the avoidance of doubt, the Companies), shall make any Tax election (other than a Tax election under Section 338(g) of the Code and the Treasury Regulations thereunder (“Section 338 Election”)) effective for taxable periods (or portions thereof) ending on or prior to the Closing Date that could reasonably be expected to have an adverse effect on Pregis or the Hexacomb Sellers.

(i)    Effective as of or prior to the Closing Date, the Companies shall be permitted to make any election pursuant to Treasury Regulations Section 301.7701-3 set forth on Section 5.1 of the Disclosure Schedule.

(j)    Any claim for indemnification for Taxes under this Section 5.4 shall be brought no later than thirty (30) days after the expiration of the statute of limitations for the assessment of Taxes that are the subject of the indemnification claim.

(k)    On or prior to the Closing Date, Pregis will terminate or otherwise modify, or cause to be terminated or modified, any tax sharing agreements between the Companies and the Pregis Group so that the Companies will have no liabilities for Taxes under such agreements after the Closing Date.

(l)    From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with its terms, other than with respect to (i) Group Taxes and changes corresponding to changes with respect to Group Taxes (except as otherwise provided in Section 5.4(b)) or (ii) matters set forth in Section 5.1 of the Disclosure Schedule, without the prior written consent of Buyer, except as required by applicable Law, none of the Companies shall make or change any Tax election, change its fiscal year, change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment relating to such Company, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Company, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax liability of such Company for any period ending after the Closing Date or decreasing any Tax attribute of such Company from what it would otherwise be on the Closing Date.

(m)    Within ten (10) Business Days after the date hereof, Pregis shall provide a list of all federal, state, local and foreign Income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after December 31, 2007.

(n)    Within ten (10) Business Days after the date hereof, the Companies shall make available to Buyer all (i) written notices from a Governmental Authority received by any of the Companies indicating an intent by such Governmental Authority to audit or conduct any other proceedings with respect to the Income Taxes or Income Tax Returns of any of the Companies that are still pending, (ii) written material notices from a Governmental Authority received by any of the Companies indicating an intent by such Governmental Authority to audit or conduct any other proceedings with respect to the Taxes other than Income Taxes or non-Income Tax Returns of any of the Companies that are still pending, (iii) written material notices of deficiency or proposed adjustment for any amount of Tax owed by any of the Companies that have been received by any of the Companies in the last three (3) years that relate to Tax years with respect to which the statute of limitations is still open, (iv) written examination reports received by any of the Companies from a Governmental Authority with respect to any audit of the Income Taxes or Income Tax Returns of any of the Companies that have been conducted in the last three (3) years, (v) closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies, and any similar documents submitted by, received by, or agreed to by or on behalf of any of the Companies, and (vi) Tax Returns filed by the Companies since December 31, 2007.

5.5.    Employee Matters.

(a)    For a period of at least one (1) year following the Closing Date, each employee of the Companies who continues to be employed by the Companies after the Closing Date and each employee of Pregis Servicios S. de R.L. de C.V. who becomes employed by Buyer or an Affiliate of Buyer pursuant to Section 5.5(f) (collectively, the “Company Employees”) shall be entitled to receive at least the same salary, wages and bonus opportunities that were provided to them immediately prior to the Closing. Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)    For a period of at least one (1) year following the Closing Date, each Company Employee shall receive employee benefits (including, without limitation, severance, retirement, welfare and fringe benefits) that at least are substantially comparable to those benefits provided by the Companies immediately prior to the Closing, or if greater, those benefits provided to similarly situated employees of Buyer and its Affiliates. Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(c)    For purposes of participation of a Company Employee in a benefit plan of Buyer or its Affiliates (including the Companies after the Closing) (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Company Employee participated; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Company Employee's participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)    Buyer shall (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the Companies' vacation and sick leave policies as in effect immediately prior to the Closing Date, and (ii) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Companies' vacation and sick leave policies as in effect immediately prior to the Closing Date.

(e)    Buyer shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act (“WARN”) or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Companies' or Buyer's actions with respect to the Company Employees after the Closing Date.

(f)    Prior to the Closing Date, but effective as of the Closing and in accordance with all applicable Laws, Buyer or an Affiliate of Buyer shall make offers of employment to all employees of Pregis Servicios, S. de R.L. de. C.V. who provide services primarily in respect of the Mexico Business (the “Mexico Employees”) on substantially the same terms and conditions as the Mexico Employees were employed by Pregis Servicios, S. de R.L. de C.V. immediately prior to the Closing. Notwithstanding anything in this Section 5.5 to the contrary, Buyer shall recognize the seniority of the Mexico Employees and shall provide service credit to the Mexico Employees for their employment with Pregis Servicios, S. de R.L. de C.V., in each case, for all purposes of their employment with Buyer or an Affiliate of Buyer. Buyer shall make all filings, registrations and affiliations in connection with the hiring of any Mexico Employees as may be required by applicable Laws with any Governmental Authority. Buyer shall be solely responsible for all Liabilities relating to the Mexico Employees arising out of or relating to their employment with Buyer or an Affiliate of Buyer following the Closing Date.

(g)    Pregis shall indemnify and hold harmless Buyer and its Affiliates (including the Companies) against any Losses incurred by Buyer and its Affiliates with respect to any equity compensation award relating to the common stock of Pregis granted to an employee of the Companies or Pregis Mexico prior to the Closing Date arising as a result of the

Contemplated Transactions (including a termination of employment with Pregis or its Affiliates on Closing).

5.6.    Indemnification of Directors and Officers.

(a)    From and after the Closing Date, Buyer shall cause the Companies to fulfill and honor in all respects the obligations of the Companies to their directors and officers pursuant to any indemnification provisions under the certificate of organization and bylaws of the applicable Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the applicable Company and any such persons as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Companies, being referred to collectively as the “D&O Indemnified Parties”); notwithstanding the foregoing, Buyer and the Companies shall not be obligated to indemnify any of the D&O Indemnified Parties for any fraudulent, willful and criminal misconduct. From and after the Closing Date through the sixth anniversary of the Closing Date, Buyer shall cause the Companies to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the certificate of organization and bylaws of the applicable Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)    Buyer and the Companies jointly and severally agree to pay from time to time as warranted all expenses, including reasonable attorneys' fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.6.

(c)    For six (6) years after the Closing Date, Buyer shall maintain in effect the current level and scope of directors' and officers' liability insurance or a tail insurance policy of the same level or scope for the six (6) year period, in each case covering those persons who are covered by the Companies' directors' and officers' liability insurance policy as of the Closing Date; provided, that in no event shall Buyer be required to expend in any one year an amount in excess of 300% of the annual premium currently paid by the applicable Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    This Section 5.6 shall survive the Closing Date, is intended to benefit and may be enforced by the Companies, Buyer and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and any Company.

5.7.    Use of Name.

On and after the Closing Date, Buyer shall not, and shall not assist others to, in any way (a) adopt, use, seek to use, apply to register or register the trademarks set forth in Section 5.7 of the Disclosure Schedule (the “Prohibited Marks”) on or in connection with any product, service, corporate name, trademark, trade name, domain name, service mark or service name, or (b) infringe Pregis' rights in the Intellectual Property owned by Pregis. On and after the Closing

Date, Buyer further shall not challenge, and shall not assist any other party in challenging, by cancellation, opposition or otherwise, the validity of the Prohibited Marks or any Intellectual Property owned by Pregis which are trademarks or service marks, or any current or future applications for registration or registrations thereof, or Pregis' ownership thereof or title thereto. In no event shall Buyer knowingly use any such Prohibited Mark after the Closing in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of Buyer or any Affiliate with Buyer, or as to the origin, sponsorship, or approval of such products or services. Notwithstanding the foregoing, for a period of ninety (90) days after the Closing Date, Pregis hereby grants to Buyer the limited and non-exclusive right and license (which right and license shall not be transferable or sublicensable) to use the Prohibited Marks solely in connection with the operation of the Company (and subject at all times to Pregis' right to exercise quality control with respect to the use of the Prohibited Marks and the goodwill associated therewith) in the process of exhausting the inventory of printed purchase orders, sales invoices, marketing materials, stationery, printed forms, other documents and office and shipping supplies, and other products, equipment, and items bearing the Prohibited Marks in the Company' possession as of the Closing Date on a royalty-free basis, subject to the terms and conditions of this Agreement.

5.8.    Preservation of Books and Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a)    Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of Pregis Mexico or the Companies relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Pregis by written notice to Pregis at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)    Buyer shall and shall cause its Affiliates to allow Pregis and its agents access to all Books and Records on reasonable notice and at reasonable times at Buyer's principal place of business or at any location where any Books and Records are stored, and Pregis shall have the right, at its own expense, to make copies of any Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer's business.

(c)    Buyer shall and shall cause its Affiliates to make available to Pregis upon reasonable notice and at reasonable times and upon written request (i) Buyer's personnel to assist Pregis in locating and obtaining any Books and Records, and (ii) any of Buyer's personnel whose assistance or participation is reasonably required by Pregis or any of its Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which Pregis or any of its Affiliates are involved. Pregis shall reimburse Buyer for Buyer's reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 5.8.

5.9.    Proprietary Information.

Prior to the Closing Date, Pregis Mexico and the Companies were routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Pregis and its Affiliates and their various operations unrelated to the business of the Companies and the Mexico Business. Although Pregis has attempted to recover such information from Pregis Mexico and the Companies, some may still be present within the Acquired Assets and the Companies. Buyer therefore agrees that it will not use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in its possession after Closing. Pregis agrees that, to the extent that any Confidential Information or any other proprietary and confidential information relating to strategic, technical, and/or marketing plans of the Companies and their various operations unrelated to Pregis and its Affiliates is in its possession after Closing, it will not use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in its possession after Closing, and shall cause its Affiliates to refrain from using or destroy any such information in their possession after Closing.

5.10.    Non-Competition.

(a)    Unless otherwise agreed with Buyer in writing, subject to the terms and conditions of this Section 5.10, Pregis agrees that (i) until the fifth anniversary of the Closing Date (the “Non-Compete Period”), Pregis shall not (whether as principal, agent, shareholder, consultant, partner or otherwise) and shall cause the other members of the Pregis Group not to conduct or be engaged in any Competitive Business (it being understood and agreed that if all or substantially all of the stock or assets of Pregis is directly or indirectly sold to any Person who is engaged in a Competitive Business, the Non-Compete Period shall be deemed reduced to the third anniversary of the Closing Date); (ii) until the earlier of the expiration of the Non-Compete Period or the direct or indirect sale of  all or substantially all of the stock or assets of Pregis to any Person not engaged in a Competitive Business, Pregis shall not sell, solicit to sell or distribute paper honeycomb protective packaging products for or to any Person other than paper honeycomb protective packaging products which are sourced from Buyer (it being understood and agreed that if all or substantially all of the stock or assets of Pregis is directly or indirectly sold to any Person who is engaged in a Competitive Business, the Non-Compete Period shall be deemed reduced to the third anniversary of the Closing Date); and (iii) Pregis shall not use, or induce another Person to use, any of the Companies' Confidential Information for any purpose in any way related to the operation of a Competitive Business or the sale or distribution of any paper honeycomb protective packaging product (it being understood and agreed that if all or substantially all of the stock or assets of Pregis is directly or indirectly sold to any Person who is engaged in a Competitive Business, the Non-Compete Period shall be deemed reduced to the third anniversary of the Closing Date).

(b)    The provisions of Section 5.10 shall not prevent Pregis or any other member of the Pregis Group from holding interests (i) not in excess of 5% in any Competitive Business and/or (ii) in any companies or partnerships which engage in Competitive Business and such Competitive Business does not make up more than 5% of the total value or yearly gross revenue of such company or partnership and/or (iii) in any companies or partnerships which engage in Competitive Business and such Competitive Business does not exceed yearly gross revenue of $5,000,000; provided, that this Section 5.10(b) only applies so long as Pregis or any other member of the Pregis Group holds only a passive interest in, and does not otherwise provide any level of strategic, advisory, technical, creative, sales, or other similar input to, any such Competitive Business and does not use or disclose to any such Competitive Business any of the Companies' Confidential Information.

(c)    Pregis or any other member of the Pregis Group shall not be deemed to be in breach of this Section 5.10 provided that Pregis shall divest or discontinue and shall cause any Pregis Group company to divest or discontinue any right or interest in any company or partnership which exceeds the above thresholds within 180 days after the initial acquisition of such rights or interests by Pregis or such member of the Pregis Group; nor shall Pregis or any other member of the Pregis Group be deemed to be in breach of this Section 5.10 should they fail to divest themselves (as applicable) of any interest in any company or partnership that they might own as of the date of this Agreement that might otherwise be deemed a Competitive Business.

(d)    The provisions of this Section 5.10 shall not apply to any interest in any business that Pregis or any other member of the Pregis Group might now own or later acquire and which business's activities are conducted wholly outside North America, South America and Europe.

5.11.    Non-Solicitation.

(a)    Between the date hereof and the earlier of the fifth anniversary of the Closing Date or the termination of this Agreement, neither Buyer nor Pregis shall, and shall cause their respective Affiliates not to, solicit any employees of the other or its Affiliates (including Pregis Mexico and the Companies) as of the date hereof to leave the employ of the other or its Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Buyer, Pregis or their respective Affiliates, as applicable; provided, that nothing in this Section 5.11 shall prohibit Pregis, Buyer or any of their respective Affiliates from employing any such employee as a result of the recruitment of any individual through a recruitment agency (other than where such agency is deliberately targeting employees covered by the provisions of this Section 5.11) or a general solicitation to the public or general advertising, or the solicitation of any individual whose employment with Pregis, Buyer or any of their respective Affiliates, as applicable, has been terminated for at least six (6) months.

5.12.    Litigation Support.

In the event and for so long as any party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) the Contemplated Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Companies or Pregis Mexico, in connection with the Mexico Business, at the reasonable request of the contesting or defending party, each of the other parties hereto will use their commercially reasonable efforts to cooperate with the contesting or defending party and its counsel in the contest or defense, to provide reasonable access to its personnel upon reasonable notice and at reasonable times and to provide reasonable access to its books and records as shall be reasonably necessary in connection with the contest or defense, in each case, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX below).

5.13.    Transition.

During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, none of Pregis, its Affiliates, or the Hexacomb Sellers, shall knowingly take any action that is primarily designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other material business associate of any of the Companies from maintaining substantially the same business relationships with any of the Companies immediately following the Closing as it maintained with any of the Companies as of immediately prior to the date hereof; it being understood and agreed, for the avoidance of doubt, that any action taken by Pregis, its Affiliates, or the Hexacomb Sellers in complying with the terms of this Agreement shall not be deemed to be a breach of this Section 5.13.

5.14.    Confidentiality.

Reference is hereby made to that certain Confidentiality Agreement dated June 16, 2011, between Boise Inc. and William Blair & Company, LLC as agent for Pregis and the Hexacomb Sellers (the “Buyer Confidentiality Agreement”). Effective as of the earlier to occur of (i) the Closing Date and (ii) the first date on which a public announcement or press release is issued concerning or relating to this Agreement, Buyer (on behalf of itself and its Affiliates, including Boise Inc.), Pregis, and the Hexacomb Sellers acknowledge and agree that the Buyer Confidentiality Agreement is hereby terminated and cancelled, in each case with no liability or obligation on the part of the Companies, Pregis, its Affiliates, and the Hexacomb Sellers or any of their respective Agents (as such term is used in the Buyer Confidentiality Agreement).

5.15.    Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Pregis agree, provided that in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law. Prior to the Closing, none of Buyer, Pregis, Pregis Mexico or the Companies will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and Pregis, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

5.16.    Exclusivity.

During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, Pregis will not (and will cause the Companies not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person (other than Buyer, its Affiliates and their respective representatives) relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Companies or Pregis Mexico (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person (other than Buyer, its Affiliates and their respective representatives) to do or seek any of the foregoing.

5.17.    Commercially Reasonable Efforts.

Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

5.18.    Assignment of Liability.

Pregis agrees that it will not, directly or indirectly, sell or transfer all or substantially all of the assets of Pregis unless this Agreement and the Ancillary Documents are assigned to and assumed by the transferee thereof in connection with such sale or transfer of all or substantially all of the assets of Pregis.

ARTICLE VI
Conditions to Closing

6.1.    Conditions to All Parties' Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)    No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, Order or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that each of the Parties shall use its commercially reasonable efforts to cause any such Restraint to be vacated or lifted.

(b)    Governmental Consents. Any applicable waiting period under the HSR Act or the other Governmental Consents listed on Section 3.5 of the Disclosure Schedule relating to the Contemplated Transactions shall have expired or been terminated.

(c)    Netherlands Works Council. Hexacomb BV shall have fulfilled its obligations under Article 25 of the Dutch Works Councils Act (Wet op de Ondernemingsraden).

6.2.    Conditions to Pregis' Obligations.

The obligation of Pregis to consummate the Contemplated Transactions is subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Pregis):

(a)    Representations and Warranties. The representations and warranties of Buyer contained in Article IV hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Performance. Buyer shall have substantially performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)    Deliveries. Pregis shall have received the deliveries contemplated by Article VIII.

6.3.    Conditions to Buyer's Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)    Representations and Warranties. Each of the representations and warranties of Pregis in Article III of this Agreement shall be true and correct (without regard to any qualifications as to materiality or Business Material Adverse Effect (or any correlative term) contained in such representations and warranties) as of the Closing Date, except (a) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.

(b)    Performance. Pregis shall have substantially performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by it at or prior to the Closing.

(c)    Deliveries. Buyer shall have received the deliveries contemplated by Article VII.

(d)    Reliance Letter. Pregis shall have delivered to Buyer the executed Ernst & Young reliance letter with respect to the vendor due diligence report in the form attached hereto as Exhibit A.

(e)    Side Letter. The side letter with AEA Investors LP delivered to Buyer on the date hereof is in full force and effect.

(f)    No Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred.

ARTICLE VII
Deliveries by Pregis at Closing

On the Closing Date, Pregis shall deliver or cause to be delivered to Buyer:

7.1.    Officer's Certificate.

An officer's certificate signed by a senior officer of Pregis to the effect set forth in Sections 6.3(a) and 6.3(b).

7.2.    Share Certificates.

Certificates representing all of the shares of Common Stock, endorsed in blank.

7.3.    Acquired Assets.

All instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets.

7.4.    Resignations of Directors and Officers.

Written resignations, dated as of the Closing Date, of the directors of the Companies, and those officers of the Companies listed in Section 7.4 of the Disclosure Schedule.

7.5.    Transition Services Agreement.

A transition services agreement (the “Transition Services Agreement”) substantially in the form attached hereto as Exhibit B.

7.6.    Share Transfer Agreements.

Local share transfer agreements to effect the transfer of the Common Stock of Besin France SA, Besin Amboise SA, RLG IMMO, s.c.a., RODA, Pregis Hexacomb S.A., Pregis Canada Corp., Hexacomb BV and Hexacomb Europe BV, which agreements shall not expand or contract the rights of the parties under this Agreement.

7.7.    Certificates of Organization.

Copies of the certificate of incorporation (or similar organizational document) of each of the Companies, certified by the Secretary of State (or comparable officer or authority) of the jurisdiction of each such Person's incorporation or organization within fifteen (15) days of the Closing Date.

7.8.    Certificates of Good Standing.

Copies of the certificates of good standing of each of the Companies and Pregis Mexico, dated within fifteen (15) days of the Closing, from the Secretary of State (or comparable officer or authority) of the jurisdiction of each such Person's organization and of each jurisdiction in which each such Person is qualified to do business.

7.9.    Secretary's Certificate.

Certificate of the secretary of Pregis and of the secretaries of the Hexacomb Sellers and Pregis Mexico, in form and substance reasonably satisfactory to Buyer, as to: (i) any resolutions duly adopted by Pregis's board of directors and the boards of directors of the Hexacomb Sellers authorizing the execution, delivery and performance by Pregis and the Hexacomb Sellers of this Agreement, and the Contemplated Transactions, (ii) no amendments to the certificate of incorporation (or similar organizational document) of the Companies delivered to Buyer pursuant to Section 7.7 above since the date such certificate of incorporation (or similar organizational document) was certified by the applicable Secretary of State (or comparable officer or authority) as specified in Section 7.7 above; and (iii) the incumbency and signature of the officers of each of the Companies and Pregis Mexico executing this Agreement on behalf of that Company or Pregis Mexico, as applicable.

7.10.    Indebtedness Payoff Letters.

Payoff letters in a form reasonably satisfactory to Buyer with respect to the Indebtedness for borrowed money of any of the Companies outstanding as of immediately prior to the Closing from any payee thereof, which letters shall contain (or be accompanied by) appropriate releases of all liens against the assets and/or properties of all of the Companies with respect to such Indebtedness upon the payoff of such Indebtedness at Closing.

ARTICLE VIII
Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Pregis:

8.1.    Officer's Certificate.

A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 6.2(a) and 6.2(b).

8.2.    Closing Consideration Amount.

The Estimated Closing Consideration Amount, by wire transfer of immediately available funds, to the account designated by Pregis.

8.3.    Assumed Liabilities.

All instruments of assumption as Pregis may reasonably request in order to effect the assumption by Buyer of the Assumed Liabilities.

8.4.    Share Transfer Agreements.

Local share transfer agreements to effect the transfer of the Common Stock of Besin France SA, Besin Amboise SA, RLG IMMO, s.c.a., RODA, Pregis Hexacomb S.A., Pregis Canada Corp., Hexacomb BV and Hexacomb Europe BV, which agreements shall not expand or contract the rights of the parties under this Agreement.

8.5.    Secretary's Certificate.

Certificate of the secretary of Buyer, in form and substance reasonably satisfactory to Buyer, as to any resolutions duly adopted by Buyer's board of directors and the boards of directors of Buyer's parent authorizing the execution, delivery and performance by Buyer of this Agreement, and the Contemplated Transactions.

ARTICLE IX
Indemnification; Survival

9.1.    Expiration of Representations and Warranties.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (Eastern time) on the date that is the 12 month anniversary of the Closing Date (the foregoing time period and any of the following time periods each a “Survival Period”), and all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made prior to such time for any breach thereof); provided that (i) the applicable Survival Period for the representations and warranties contained in Section 3.18 (Taxes and Tax Matters) shall be period beginning on the Closing Date and ending on the 30th day following the expiration of the applicable statue of limitations for the collection of the applicable Tax, (ii) the applicable Survival Period for the representations and warranties contained in Section 3.3 (Capitalization of Each Company) shall be the period beginning on the Closing Date and ending on the 180th day after the expiration of the statutory limitations period applicable thereto, and (iii) the applicable Survival Period for the Fundamental Representations (other than the representations and warranties contained in Section 3.3) shall be the period beginning on the Closing Date and ending on the 27 month anniversary of the Closing Date.

9.2.    Indemnification.

(a)    By Buyer. Subject to the provisions of Section 9.1, from and after the Closing, Buyer shall indemnify, defend and hold harmless Pregis and its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Document, or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Document, or (iii) the Assumed Liabilities.

(b)    Limitations on Rights of Seller Indemnitees. (i) Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(a)(i) unless and until the aggregate amount of all such claims for such matters exceeds 1.5% of the Closing Consideration Amount, in which event Seller Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof (the “Buyer Deductible”). Buyer's maximum liability to Seller Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(a)(i) shall not exceed $15,000,000 in the aggregate (the “Buyer Cap”). Without limiting the generality of the foregoing, any indemnification claim by any Seller Indemnitee involving individual Losses (or aggregated Losses arising out of the same or similar facts, events, or circumstances) of less than $25,000 shall not be entitled to indemnification under this Section 9.2 (the “Buyer Mini-Basket”) and shall not be counted toward satisfaction of the Buyer Deductible; provided, however, that the limitations set forth in this Section 9.2(b), including the Buyer Deductible, the Buyer Cap and the Buyer Mini-Basket, shall not apply to any Losses based upon, arising out of or as a result of (1) any breach of or inaccuracy in any of the representations and warranties contained in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability) and Section 4.7 (No Brokers); (2) any act of fraud or willful misrepresentation; or (3) any breach or non-fulfillment of a covenant or agreement.

(ii)    Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(b) made by any Seller Indemnitee after Closing if the facts and circumstances giving rise to such claim are within the Knowledge of the Companies prior to the Closing.

(c)    By Pregis. Subject to the provisions of Section 9.1, from and after the Closing, Pregis shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Pregis in this Agreement or any Ancillary Document, (ii) any breach of any covenant or agreement of Pregis contained in this Agreement or any Ancillary Document, or (iii) any Excluded Liabilities.

(d)    Limitations on Rights of Buyer Indemnitees. (i) Pregis shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(c)(i) unless and until the aggregate amount of all such claims for such matters exceeds 1.5% of the Closing Consideration Amount, in which event Buyer Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof (the “Seller Deductible”). Pregis' maximum liability to Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(c)(i) shall not exceed 1.5% of the Closing Consideration Amount in the aggregate (the “Seller Cap”). Without limiting the generality of the foregoing, any indemnification claim by any Buyer Indemnitee involving individual Losses of less than $25,000 (or aggregated Losses arising out of the same or similar facts, events, or circumstances) shall not be entitled to indemnification under this Section 9.2 (the “Seller Mini-Basket”) and shall not be counted toward satisfaction of the Seller Deductible; provided, however, that (A) the Seller Deductible, the Seller Cap, and the Seller Mini-Basket shall not apply to any Losses for which the Buyer Indemnitees are entitled to be indemnified under Section 9.2(c) (1) resulting from any breach of any representation or warranty or covenant that constitutes an act of fraud, or (2) with respect to Excluded Liabilities; and (B) the Seller Deductible and the Seller Cap, shall not apply to any Losses (1) for which the Buyer Indemnitees are entitled to be indemnified under Section 9.2(c) as a result of a breach by Pregis of any of Pregis's representations and warranties contained in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability) or Section 3.18 (Taxes and Tax Matters), (2) for which the Buyer Indemnitees are entitled to indemnified under Section 5.4, or (3) for which the Buyer Indemnitees are entitled to be indemnified under Section 9.2(c) as a result of a breach by Pregis of Section 3.6 (Financial Statements) and Section 3.7 (No Undisclosed Liabilities), provided further, however, that with respect to the preceding clause (3), (x) Pregis shall not have any liability for any such Loss (calculated separately and not in the aggregate with other dissimilar Losses) for amounts greater than 3% of the Closing Consideration Amount and less than or equal to $10,000,000 (for which amounts Buyer will be solely responsible), (y) Buyer shall not have any liability for any such Loss (calculated separately and not in the aggregate with other dissimilar Losses) for amounts greater than $10,000,000 and less than or equal to $20,000,000 (for which amounts Pregis will be solely responsible), and (z) Buyer shall be solely responsible for any such Loss (calculated separately and not in the aggregate with other dissimilar Losses) for amounts greater than $20,000,000.

(e)    Pregis shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 9.2(c) made by any Buyer Indemnitee after Closing if the facts and circumstances giving rise to such claim are within the Knowledge of Buyer prior to the Closing.

(f)    Procedure-Third-Party Actions (Other than Tax Contests).

(i)    If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly, and in any event within twenty (20) days of the receipt of notice or other knowledge of any such claim against the Indemnitor, deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail and such notice must be accompanied by a copy of any written notice of the third party claimant to the Indemnitee asserting the Third Party Claim. The failure to make prompt delivery of such written notice or of the copy of the written notice of the third party claimant by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 9.2(f)(i) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 9.1) shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice. The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor(s) under this Article IX. Prior to the time the Indemnitee is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such third Party Claim, the Indemnitee shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process.

(ii)    If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(1)    (A) notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor's election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(B)    the Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnitor considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its agents; and

(C)    the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment which does not, to the extent that the Indemnitee may have any liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Litigation.

(iii)    If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

(iv)    The procedures in this Section 9.2(f) shall not apply to matters subject to Section 5.4 (Certain Tax Matters) or to direct claims of Pregis Indemnitees or Buyer Indemnitees.

(g)    Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not adversely affected thereby.

(h)    Exclusive Remedies Following the Closing Date. Following the Closing Date, the indemnification provisions of this Section 9.2 and Section 5.4 shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein. Buyer hereby waives, and unconditionally releases Pregis and any of its Affiliates from, any rights and remedies that Buyer may otherwise have against Pregis or any of its Affiliates under any Environmental Law, including, without limitation, any claims for contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. 9601, et seq. (“CERCLA”) or common law. Notwithstanding the foregoing, the indemnification for Losses on account of Taxes shall be governed solely by Section 5.4(a).

(i)    Disclosure Schedules. From the date hereof through the Closing Date, Pregis, the Hexacomb Sellers and the Companies shall have the right to modify, amend and/or supplement the Disclosure Schedule by delivering any such modifications, amendments and/or supplements to Buyer in writing. For purposes of determining whether the conditions to Closing in Article VI are satisfied, the Disclosure Schedule shall only be deemed to include the information contained therein on the date hereof (but shall be deemed accepted for purposes of the conditions to Closing in Article VI if Buyer does not object within fifteen (15) days of receipt of any modification, amendment and/or supplement in writing).

(j)    Expiration of Indemnification. No Person shall be liable for any claim for indemnification under Section 9.2(a) or Section 9.2(c) unless written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period (which written notice must be accompanied by, in the case such claim for indemnification is being made by reason of a Third Party Claim, a copy of the written notice of the third party claimant), in which case the representation, warranty, covenant or agreement which is the subject of such claim for indemnification shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally ascertained or finally determined at the time the notice is given.

(k)    Cooperation and Alternative Arrangements. Buyer and Pregis acknowledge that Pregis may seek to arrange for a third party insurance policy, indemnity, reimbursement arrangement or contract (the “Alternative Arrangements”) pursuant to which Buyer or Pregis is a party and under which Pregis is insured for any liability pursuant to Section 9.2, it being understood and agreed that Pregis shall be solely responsible for the costs of putting in place the Alternative Arrangements. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the Alternative Arrangements. Such cooperation will include providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

ARTICLE X
Termination

10.1.    Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)    at any time, by mutual written agreement of Pregis and Buyer; or

(b)    at any time, by either Pregis or Buyer if any Restraint having any of the effects set forth in Section 6.1(a) of this Agreement shall be in effect and have become final and nonappealable; or

(c)    by written notice from Buyer, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Pregis or a Pregis Affiliate set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) after receipt by Pregis of written notice from Buyer of such breach or failure to perform, cannot be or has not been cured on or prior to January 5, 2012 (the “End Date”), provided that Buyer is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d)    by written notice from Pregis, if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) after receipt by Buyer of written notice from Pregis of such breach or failure to perform, cannot be or has not been cured on or prior to the End Date, provided that neither Pregis nor any Company is not then in breach with respect to any of their representations, warranties, covenants or other agreements contained in this Agreement; or

(e)    by written notice by either Pregis or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(f)    by written notice from Buyer, if, after the date of this Agreement, pursuant to Section 9.2(i) Pregis, the Hexacomb Sellers, or the Companies modify, amend, or supplement the Disclosure Schedule in such a way that any such modification, amendment, or supplement, individually or in the aggregate, gives rise or would reasonably be expected to give rise to a Business Material Adverse Effect.

10.2.    Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 10.1:

(a)    Buyer shall promptly cause to be returned to Pregis or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer's investigation of the Companies' business and the Mexico Business from Pregis or its representatives, including any copies made by or supplied to Buyer or any of Buyer's agents of any such documents or information.

(b)    Pregis shall promptly cause to be returned to Buyer or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer's investigation of the Business from Buyer or its representatives, including any copies made by or supplied to Pregis or any of Pregis's agents of any such documents or information.

(c)    Except as provided in Section 10.2(d), no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2, Section 5.10, Section 5.11 and Article XI and by the provisions of the Confidentiality Agreement; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its willful, intentional or fraudulent material breach of any covenant or agreement in this Agreement.

(d)    If Buyer terminates this Agreement pursuant to Section 10.1(f) as a result of disclosure to it by Pregis of information Known to the Companies prior to the date hereof, Pregis shall pay damages to Buyer equal to Buyer's costs and expenses incurred in negotiating the Contemplated Transactions with Pregis (including, but not limited to, Buyer's costs and fees incurred for outside advisors).

ARTICLE XI
Miscellaneous

11.1.    Expenses.

Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

11.2.    Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (in each case to the intended recipient) (a) as of the date delivered, if delivered personally to the intended recipient, (b) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail to the intended recipient, (c) three (3) Business Days after being mailed to the intended recipient by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent to the intended recipient by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to Pregis:	Pregis Corporation
1650 Lake Cook Road
Deerfield, IL 60015
Attn: Chief Financial Officer

With a copy (which shall not constitute notice) to:	Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Chris Ewan
Fax: (212) 859-4000

If to Buyer:	Boise Paper Holdings, L.L.C.
1111 W. Jefferson St., Suite 200
Boise, ID 83702-5388
Attn: General Counsel
Fax: (208) 384-7945

11.3.    Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4.    Entire Agreement.

This Agreement, together with the Exhibits hereto, the Disclosure Schedule, the Buyer Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

11.5.    Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6.    Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Pregis; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7.    Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8.    Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.9.    Assignability.

This Agreement shall not be assigned by Pregis without the prior written consent of Buyer, other than an assignment in connection with a sale of all or substantially all of the assets of Pregis that complies with the provisions of Section 5.18 and in the case of any such assignment Pregis shall give notice of such assignment to Buyer at or prior to the time such assignment is effective. Prior to Closing, this Agreement shall not be assigned by Buyer without the prior written consent of Pregis. Notwithstanding the foregoing, Buyer may assign this Agreement to any Affiliate without the prior written consent of Pregis, provided that such assignment shall not relieve Buyer of its obligations under this Agreement.

11.10.    Disclosure Schedules.

No reference to or disclosure of any item or other matter in the Disclosure Schedule or the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule or the Buyer Disclosure Schedule. The information set forth in the Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Pregis and Buyer, respectively, contained in this Agreement. Nothing in the Disclosure Schedule or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule and the Buyer Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

11.11.    Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a)    Except as otherwise expressly provided in this Agreement, any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Except as otherwise expressly provided in this Agreement, each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

(c)    Except as otherwise expressly provided in this Agreement, each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.12.    No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.13.    Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.14.    Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.15.    Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.16.    Prevailing Party.

If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party hereto, all out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, incurred by the prevailing party in prosecuting or defending (as applicable) such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

11.17.    Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

11.18.    Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. To the extent Pregis has guaranteed the obligations of any Company under the Real Property Leases, the parties shall cooperate in a commercially reasonable manner to obtain releases of such guarantees.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BOISE PAPER HOLDINGS, L.L.C.

By:	/s/ ROBERT TRACY
Name:	Robert Tracy
Title:	Vice President

PREGIS CORPORATION

By:	/s/ KEITH LAVANWAY
Name:	Keith Lavanway
Title:	Chief Financial Officer